      As filed with the Securities and Exchange Commission on July 25, 2002

                                                      Registration No. 333-91320


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         Pre-effective Amendment No. 1


                                 SURECARE, INC.
                 (Name of Small Business Issuer in Its Charter)

           DELAWARE                           5912               74-2876711
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization) Classification Code Number)  Identification No.)

                4299 SAN FELIPE, SUITE 300, HOUSTON, TEXAS 77027
                                 (832) 200-7000
        (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)

                               ROBERT TEAGUE, M.D.
                4299 SAN FELIPE, SUITE 300, HOUSTON, TEXAS 77027
                                 (832) 200-7000
           (Name, Address and Telephone Number of Agent For Service),

                                    Copy to:

                               LAWRENCE E. WILSON
   FRANKLIN, CARDWELL & JONES, 1001 MCKINNEY, 18TH FLOOR, HOUSTON, TEXAS 77002
                                 (713) 222-6025

         Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


   TITLE OF EACH CLASS OF     AMOUNT TO BE    PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM                AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED         PRICE PER UNIT(1)        AGGREGATE OFFERING PRICE(1)     REGISTRATION FEE
---------------------------   -------------   -------------------------    ---------------------------     ----------------

Common Stock, par value
$0.01 per share                 20,000,000              $0.245                   $4,900,000                    $450.80

Common Stock, par value
$0.01 per share(2)                 250,000              $0.245                   $   61,250                    $  5.64

Common Stock, par value
$0.01 per share(3)                 550,000              $0.245                   $  134,750                    $ 12.40

         TOTAL                  20,800,000              $0.245                   $5,096,000                    $468.84


(1) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the last high and low sales on the over-the-counter bulletin board market as of June 21, 2002.

(2) Issuable upon exercise of warrants to purchase 250,000 shares of common stock.

(3)      Selling Shareholders pursuant to agreements to register such shares.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------

PROSPECTUS


                                 SureCare, Inc.
                    Up to 20,800,000 shares of Common Stock
                            $.01 Par Value per Share


         This prospectus relates to the offer and sale of up to 20,800,000 shares of our common stock, par value $.01 per share, by certain of our shareholders identified in this prospectus. The shareholders are referred to throughout this prospectus as the "selling security holders".


         Cornell Capital Partners, L.P. ("Cornell") may acquire up to 20,000,000 shares of our common stock pursuant to the terms of an Equity Line of Credit (the "Equity Line of Credit"). Chapman, Spira & Carson, LLC ("Chapman") may acquire up to 250,000 shares of our common stock pursuant to the exercise of warrants granted in connection with the private placement of the Equity Line of Credit. In addition, Cornell acquired 514,286 shares of our common stock, and Westrock Advisors, Inc. ("Westrock") acquired 35,714 shares of our common stock as fees for services provided to us in connection with the private placement of the Equity Line of Credit. We are not selling any shares of common stock in this offering and will not receive any of the proceeds from the sales of shares by the selling security holders. We will receive the proceeds from the sale of the shares under the Equity Line of Credit and from the exercise of the warrants and we did receive the benefit of the services provided by Cornell, Chapman and Westrock in connection with the private placement of the Equity Line of Credit. All costs associated with this registration statement are being borne by us.


         The shares of common stock are being offered by the selling security holders on a "best efforts" basis at prices established on the Over-the-Counter Bulletin Board market during the term of this offering. There are no minimum purchase requirements. Prices will fluctuate during the term of the offering based on the demand for the shares of common stock and the number of shares of common stock available at any time.


         Cornell is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock acquired by it under the Equity Line of Credit. Cornell will pay us 95% of the lowest closing bid price for the five days immediately following a request for advance under the Equity Line of Credit. In addition, we have paid Cornell a one-time commitment fee of 514,286 shares of common stock and will pay a fee of 5% of the cash amount of each advance under the Equity Line of Credit. Cornell intends to sell up to 20,000,000 shares of common stock that may be acquired pursuant to the Equity Line of Credit and the 514,286 shares of common stock acquired as a one-time commitment fee. The 5% discount, 5% fee and one-time commitment fee are underwriting discounts. See "Equity Line of Credit".

         Chapman intends to sell up to 250,000 shares of common stock that it may acquire as a result of the exercise of warrants issued in connection with the private placement of the Equity Line of Credit and Westrock intends to sell up to 35,714 shares of common stock issued to it as fees in connection with the Equity Line of Credit.


         With the exception of Cornell, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission or after Cornell has advanced $5.0 million, whichever occurs first. None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust or any similar account.

         Our common stock is quoted on the Over-The-Counter ("OTC") Bulletin Board under the symbol "SURC". Prior to June 3, 2002, our common stock was traded under the symbol "MDQK". On June 21, 2002, the last sale price of our common stock on the OTC Bulletin Board was $0.25 per share.

INVESTING IN THE COMMON STOCK OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" CONTAINED IN THIS PROSPECTUS BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this prospectus is July 25, 2002.

                                TABLE OF CONTENTS



Summary                                                                 3
Risk Factors                                                            4
Use of Proceeds                                                         9
Dilution                                                                9
Selling Security Holders                                               10
Plan of Distribution                                                   11
Equity Line of Credit                                                  12
Description of Securities and Market Price Information                 13
Description of the Business                                            14
Description of Properties                                              19
Management's Discussion and Analysis of Operations                     19
Management                                                             21
Security Ownership of Certain Beneficial Owners and Management         23
Executive Compensation                                                 24
Legal Matters                                                          26
Experts                                                                26
Where You Can Find More Information                                    26
Security and Exchange Commission Position on Certain
Indemnification                                                        26
Financial Statements - 12/31/01 & 12/31/00 - Audited                   27
Financial Statements - 03/31/02 & 03/31/01 - Unaudited                 38

         We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to the "Company", "we", "us" and "our" refer to SureCare, Inc., a Delaware corporation.

         This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may relate to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance and similar matters. When used in these documents, the words "anticipate," "feel," "believe," "estimate," "expect," "plan," and "intend" and similar expressions are intended to identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. To comply with the terms of the safe harbor, we caution readers that a variety of factors could cause our actual results to differ materially from the anticipated results or other matters expressed in our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include (i) the sufficiency of our existing capital resources and our ability to raise additional capital to fund cash requirements for future operations, (ii) uncertainties involved in the rate of growth and acceptance of in-home delivery of health care systems, (iii) volatility of the stock market, particularly within the technology sector and the medical products and services sector, (iv) the ability to use our capital stock as a currency for acquisitions, (v) existing and future governmental rules, regulations, and requirements as applied both to business in general and to healthcare in particular, and (vi) general economic conditions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, the expectations reflected in these forward-looking statements may prove to have been incorrect.

                                     SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.


                  ISSUER:     SureCare, Inc.
                              4299 San Felipe, Suite 300
                              Houston, TX 77027
                              Telephone: (832) 200-7000

 DESCRIPTION OF BUSINESS:     We are a provider of distributed health care
                              services, consisting of in-home delivery of diabetes testing equipment and supplies, prescription drugs, and treatment information tools.

            THE OFFERING:     This offering relates to the sale of our common
                              stock by certain persons who are or will become our stockholders as a result of advances made to us under the Equity Line of Credit.

                                 Shares: up to 20,800,000 by selling security holders

                                 Price: Market

SELLING SECURITY HOLDERS:     The selling security holders consist of:

                                 Cornell Capital Partners, L.P., who intends to sell up to 20,514,286 shares of our common stock;

                                 Chapman, Spira & Carson, LLC, who intends to sell up to 250,000 shares of our common stock; and

                                 Westrock Advisors, Inc., who intends to sell up to 35,714 shares of our common stock.

         USE OF PROCEEDS:     We will not receive any of the proceeds from the
                              sale of common stock by the Selling Security
                              Holders. The proceeds from the sale of our common stock under the Equity Line of Credit and pursuant to the exercise of the warrants will be used for general corporate purposes.

            RISK FACTORS:     The securities offered hereby involve a high
                              degree of risk and will result in immediate and substantial dilution. See "Risk Factors" and "Dilution"

                                  RISK FACTORS

An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information contained in this prospectus, any accompanying prospectus supplement, and the information incorporated by reference before investing in the common stock offered hereby. The price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. In addition, the risks described below are not the only ones facing us. We have described only the risks we consider material. However, there may be additional risks that we view as not material or of which we are not presently aware.

If any of the events described below were to occur, our business, prospects, financial condition or results of operations or cash flow could be materially adversely affected. When we say that something could or will have a material adverse effect on it, we mean that it could or will have one or more of these effects.

RISKS RELATED TO OUR BUSINESS

WE HAVE RECEIVED A "GOING CONCERN" OPINION FROM OUR INDEPENDENT AUDITORS AND MAY NOT BE ABLE TO REALIZE THE VALUE OF OUR ASSETS IF WE CEASE TO OPERATE AS A GOING CONCERN.

         Our financial statements have been prepared on the basis that we will continue to operate as a going concern and that the value of our assets will be realized in the normal course of operations. In the event that we are unable to continue to operate as a going concern and are forced to liquidate assets to satisfy creditors, the value of such assets may be adversely affected and our liabilities may exceed the value of our assets. Our earnings from operations have not been sufficient to fund our operating requirements and we may cease to operate as a going concern without the investment of additional funds or the improvement of operating results. We cannot assure you that we will continue to operate as a going concern.

WE HAVE A SHORT OPERATING HISTORY AND HAVE NOT GENERATED AN OPERATING PROFIT IN ANY YEAR SINCE INCEPTION.

         We were originally incorporated in 1998 as MediQuik Services, Inc., and changed our name to SureCare, Inc. effective as of June 11, 2002. We have a limited operating history from which to evaluate our business and prospects. We had a net loss of $2,006,620 for the year ended December 31, 2001, and a net loss of $139,714 for the three months ended March 31, 2002. Our operations are subject to the risks and competition inherent in the establishment of a new business enterprise including the ability to attract and maintain competent and experienced management and operating personnel, the ability to secure appropriate debt and equity financing, and the efficient management of everyday operations. We can give no assurance that we will be able to achieve profitable operation or our other business objectives.

WE WILL NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE TO FINANCE OUR OPERATIONS.

         We have always relied heavily on external financing to fund operations. We will need to raise additional funds to finance continuing operations until cash flows from operations are sufficient. We may seek such funding by offerings of our equity securities, offerings of debt securities or obtaining financing through a bank or other entity. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to a debt allowance. There is no assurance that financing will be available from any source, that it will be available on terms acceptable to us, or that any future offering of securities will be successful. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock. We could suffer adverse consequences if we are unable to obtain additional capital when needed.

WE MAY ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK OR SHARES OF PREFERRED STOCK, WHICH MAY DILUTE OUR SHARE VALUE.

         Our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of June 21, 2002, there were 11,635,528 shares of common stock (subject to the obligation of a major shareholder to return 941,230 shares upon finalization of the transaction contemplated by this prospectus) and 4,500 shares of preferred stock issued and outstanding. The future issuance of all or part of our remaining authorized common stock or preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. In addition, the value for which any common stock or preferred stock may be issued in the future will be established by our Board of Directors without additional approval by the stockholders. The issuance of common stock or preferred stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

THE AUTHORIZATION OF OUR PREFERRED STOCK MAY HAVE AN ADVERSE EFFECT ON THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

         We may, without further action or vote by our shareholders, designate and issue additional shares of our preferred stock. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the common stock and thereby reduce the value of the common stock. The designation and issuance of preferred stock favorable to current management or shareholders could make the possible takeover of us or the removal of our management more difficult and defeat hostile bids for control of us which bids might have provided shareholders with premiums for their shares.

INADEQUATE MARKET LIQUIDITY MAY MAKE IT DIFFICULT TO SELL OUR STOCK.

         Only a limited number of shares of our common stock are actively traded in the public market and we cannot give assurance that the market for our stock will develop sufficiently to create significant market liquidity. An investor may find it difficult or impossible to sell shares of our common stock in the public market because of the limited number of potential buyers at any time. In addition, the shares of our common stock are not eligible for margin security and it is unlikely that a lending institution would accept our common stock as collateral for a loan.

THE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

         There is currently a public market for our common stock, but we can give no assurance that there will always be such a market. The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results; announcements of technological innovations; changes in financial estimates by securities analysts; announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments; additions or departures of key personnel; sales of common stock; or other general economic or stock market conditions, many of which are beyond our control.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD DISCOURAGE UNSOLICITED TAKEOVER ATTEMPTS, WHICH COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         Certain provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control without the approval of our Board of Directors. In addition, our Certificate of Incorporation authorizes the issuance of "blank check" preferred stock without further approval by the stockholders. These provisions may have the effect of discouraging others from attempting to acquire us without our consent, even if the transactions would be beneficial to our stockholders and could limit the price some investors might be willing to pay in the future for shares of our common stock.

WE ARE CONTROLLED BY A GROUP OF EXISTING STOCKHOLDERS WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.

         MiraQuest Ventures, LLC, and its affiliates, currently owns approximately 30% of the issued and outstanding shares of our common stock and all of the issued and outstanding shares of our preferred stock. MiraQuest will have the ability to exercise significant influence in connection with corporate transactions that require stockholder approval, including mergers, acquisitions, consolidations and sales of assets. The interests of MiraQuest may differ from the interests of our other stockholders and the existence of a significant block of stock may affect the value of our other shares.

THE APPLICATION OF THE "PENNY STOCK REGULATION" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         Our securities may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if such securities maintain a market price of $5.00 or greater. We can give no assurance that the price of our securities will reach or maintain such a level.

WE ARE DEPENDENT ON A FEW MAJOR CUSTOMERS THE LOSS OF ANY ONE OF WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We are dependent on the managed care payers with which we have provider agreements. If Pomona Valley, ProMed, Access, or Medicare terminate its respective agreement with us and we are not successful in generating sales to replace the lost business, our future business and operating results could be materially adversely affected. In addition, the managed care industry is undergoing substantial consolidation. In the event payers which currently have provider agreements with us are acquired by payers with whom we do not have an agreement, the acquired payors may elect to terminate its agreement with us.

WE ARE DEPENDENT ON A FEW MAJOR SUPPLIERS, THE LOSS OF ANY ONE OF WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We are dependent on a few major manufacturers and distributors such as Johnson & Johnson, Bayer, Abbott, and Becton Dickinson for most of the medical products that we sell. Since we do not maintain a substantial inventory of products, cancellation of the supply contracts or other interruption of our relationships with our major suppliers and distributors would adversely affect our ability to generate revenue by shipping products. In addition, our ability to generate revenue is substantially dependent on the prompt availability of means to ship products from our suppliers to us and from us to the users. Any interruption in shipping services will have an adverse impact on our financial condition and results of operations.

CERTAIN KEY EMPLOYEES ARE ESSENTIAL TO OUR BUSINESS PLAN, THE LOSS OF ANY ONE OF WHICH MAY ADVERSELY AFFECT OUR GROWTH OBJECTIVES.

         Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Bob Teague, our Chairman and Chief Executive Officer, and Grant Gables, our Executive Vice President and Chief Operating Officer, as well as other of our management members who have significant experience in the health care industry. The loss of the services of any of these individuals may have a material adverse effect on our business, financial condition and results of operations. We can give no assurance that we will be able to maintain and achieve our growth objectives should we lose any or all of these individuals' services.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND/OR RETAIN QUALIFIED PERSONNEL.

         A change in labor market conditions that either further reduces the availability of employees or increases significantly the cost of labor could have a material adverse effect on our business, our financial condition and results of our operations. Our business is dependent upon our ability to attract and retain sales personnel, business administrators, managers and other personnel familiar with the health care industry. We can give no assurance that we will be able to employ a sufficient number of such personnel in order to accomplish our growth objectives.

THE MEDICAL PRODUCTS INDUSTRY IS HIGHLY COMPETITIVE AND SOME OF OUR COMPETITORS HAVE GREATER RESOURCES THAN WE DO.

         The business of providing medical supplies and pharmaceuticals by mail order is an immature industry characterized by high growth rates and low barriers to entry. We are aware of a number of competitors that will compete directly with our products and marketing concept. Many of our current and potential competitors are larger and have significantly greater financial and marketing resources than we do. There can be no assurance that such competition will not limit our ability to maintain or to increase our market share and will not adversely affect our business.

WE MUST DEVELOP AND INCREASE AWARENESS OF A "BRAND IDENTITY" IN ORDER TO ATTRACT AND EXPAND OUR CUSTOMER BASE.

         We believe that developing and maintaining the "SureCare" brand is critically important to our future success in attracting and expanding our customer base. Promotion and enhancement of our brand will depend in large part on our ability to substantially increase our expenditures for creating and maintaining our distinct brand loyalty among consumers. We can give no assurance that we will be able to develop any brand recognition or that we can do so with unreasonably high costs.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR GROWTH OR INTEGRATING FUTURE ACQUISITIONS.

         A key part of our strategy is to grow, which may strain our managerial, operational and financial resources. We cannot assure you that our personnel, systems and controls will be adequate to support future growth. Further, we will be required to manage multiple relationships with consumers, strategic partners and other third parties. We can give no assurance that our systems, procedures or controls will be adequate to support our future operations. Our future operating results will also depend on our ability to expand our sales and marketing organizations, implement and manage new services to penetrate broader markets and further develop and expand our organization. Our growth strategy is highly dependent on future acquisitions. Growth through acquisition of competitive and complementary providers of products and services involves unique risks, including the diversion of resources and management's attention; amortization of an acquired company's intangible assets; the potential loss of key employees of the acquired companies; expenses, delays and difficulties integrating the acquired company into our existing organization; impairment of relationships with third parties; and potential additional expenses. We can give no assurance that our management will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. Our inability to manage growth effectively or to maintain the quality of our products and services could cause us to lose customers and could materially increase our operating expenses.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATIONS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

         Numerous state and federal laws and regulations affect our business and operations, including, but not limited to the Medicare and Medicaid programs, which require participants in these federal and state programs to adhere to conditions of coverage including, but not limited to anti-kickback laws and prohibitions on certain referrals by physicians to entities in which they hold a financial interest. These laws prohibit payment for referrals of patients or customers, establish billing rules that regulate the amount that may be charged for services and products, and accounting rules that provide for audits of our books and records. Other state and federal laws apply to confidentiality and security of patients' information and medical records, including the requirements for a physician's prescription for certain courses of treatment, testing, and/or medication. Some of these regulations provide substantial penalties for violation. For the pharmacy services, we hold a Texas license. Our ability to operate in other states may require associating with other licensed pharmacies. We believe that we are operating in substantial compliance with all existing legal requirements material to our business and operations. There are, however, significant uncertainties regarding the application of many of these legal requirements, and we cannot provide assurance that a regulatory agency charged with enforcement of these laws or regulations will not interpret them differently or, if there is an enforcement action brought against us, that our interpretation would prevail. In addition, there are numerous proposed healthcare laws and regulations at the federal and state levels, many of which could materially affect our ability to continue conducting our business or operations. We are not able to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future relating our business or the healthcare industry in general, or what effect such legislation or regulations may have on us. We cannot provide assurance that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on our business or results of operation.

THE SALE OF MEDICAL PRODUCTS EXPOSES US TO TECHNOLOGICAL AND LIABILITY RISKS.

         Much of our business is dependent upon technologies for the diagnostic testing and treatment of disease through the use of consumable supplies. Technological advances that reduce or eliminate the use of such consumables would negatively impact our business. Further, the sale and delivery of medical products, even if manufactured and distributed to us by others, exposes us to product liability claims, which our insurance may be inadequate to cover.

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS.

         Our Certificate of Incorporation and by-laws provide that we may indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer's or director's respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction.

WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, A PURCHASER IN THIS OFFERING WILL ONLY REALIZE AN ECONOMIC GAIN ON HIS OR HER INVESTMENT FROM AN APPRECIATION, IF ANY, IN THE MARKET PRICE OF OUR COMMON STOCK.

         We have never paid, and have no intentions in the foreseeable future to pay, any cash dividends on our common stock. Therefore an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

RISKS RELATED TO THIS OFFER

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that is acceptable to us. At June 21, 2002, a total of 15,195,682 shares of common stock were subject to options, warrants and other rights to acquire common stock (subject to the obligation of a major shareholder to return 8,928,570 warrants) at prices ranging from $0.25 per share to $2.00 per share. In addition, 2,415,388 shares were reserved for options available for grant under the Incentive Stock Plan. The Board of Directors may grant options to purchase the shares reserved under the plan at any time and on terms established in its discretion. The exercise of these options and warrants at a price less than the market price could dilute the value of outstanding shares and depress the market price. The perception that these options and warrants may be exercised for or converted into common stock that could be sold into the public market could adversely affect the market price of our common stock.

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT.

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, the market price per share of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will sell under the Equity Line of Credit to draw the full $5 million commitment. We have been advised that Cornell, the purchaser under the Equity Line of Credit and one of the selling security holders, intends to sell shares purchased under the Equity Line of Credit prior to purchasing the next installment, which will create continuous selling pressure on the market price of our common stock.

THE PURCHASERS UNDER THE EQUITY LINE OF CREDIT WILL PAY LESS THAN THE PREVAILING MARKET PRICE OF OUR COMMON STOCK.

         The Equity Line of Credit provides that the purchaser will pay 95% of the lowest market price during the five days following our notice of exercise of our option to sell the shares. In addition, we will pay fees to the purchaser and others in connection with the Equity Line of Credit of between 10% and 12% depending on the total amount of stock sold under the Equity Line of Credit and have issued a total of 550,000 for services rendered in connection with the Equity Line of Credit. The sale of shares at a discount to the market value may cause the price of our common stock to decline.

THE SALE OF OUR STOCK UNDER THE EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE.

         The significant downward pressure on the price of our common stock caused by the sale of material amounts of our common stock under the Equity Line of Credit could encourage short sales by third parties and further contribute to the downward pressure on the price of our common stock.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PURCHASERS IN THIS OFFERING.

         The price in this offering will fluctuate based on the prevailing market price of our common stock. The price you pay in this offering may be higher or lower than the prices paid by other purchasers in this offering.


THE EQUITY LINE OF CREDIT COULD RESULT IN A CHANGE IN CONTROL.

         We are registering 20,800,000 shares of our common stock, which represents approximately 64% of the common stock outstanding assuming that all of the registered shares are sold under the Equity Line of Credit and all warrants are exercised. If all or a significant number of these shares are held by one or more stockholders as a group, such stockholder would have enough shares to exercise control over us.

                                 USE OF PROCEEDS


         The shares of common stock offered by this prospectus are being registered for the account of the selling security holders. We will not receive any proceeds from the sale of common stock by the selling security holders. We will receive the proceeds from the sale of shares to Cornell under the Equity Line of Credit and from the sale of shares to Chapman pursuant to the warrants. The Equity Line of Credit calls for a maximum of $5 million in common stock to be sold over a two-year period. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 95% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five consecutive trading days after we notify Cornell of our intention to sell the shares. The purchase price under the warrants is $.41 per share.


         For illustrative purposes, we have set forth below the intended use of the proceeds from the sale of common stock under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000 and commitment fees of 5% of the gross proceeds raised under the Equity Line of Credit payable to Cornell and ranging from 8% to 5% of the gross proceeds raised payable to Chapman.


Gross Proceeds                                       $1,000,000       $3,000,000       $5,000,000
Net Proceeds                                            785,000        2,555,000        4,355,000

Use of Proceeds

         Payment of Existing Obligations             $  603,000       $1,048,000       $1,048,000
         General Working Capital                         82,000          607,000        1,307,000
         Acquisitions                                   100,000          900,000        2,000,000

                                    DILUTION

         Our net tangible book value as of March 31, 2002 was ($1,218,843) or ($0.11) per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and we will not receive any of the proceeds, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be affected by the common stock and the warrants to be issued under the Equity Line of Credit. The amount of dilution will depend on the selling price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.300 per share. Since this price is below the exercise price of the warrants, we have assumed that the warrants would not be exercised for the purpose of this example.

         If we assume that we had issued 16,666,667 shares of common stock under the Equity Line of Credit at an assumed price of $.300 per share, less commitment fees of $550,000 and offering expenses of $85,000, our net tangible book value as of March 31, 2002, would have been $3,146,157 or $0.12 per share. Note that at an offering price of $.300 per share, we would receive gross proceeds of $5,000,000, or all available funds under the Equity Line of Credit. After giving effect to the obligation of a major shareholder to return 941,230 shares of common stock and warrants to purchase 8,928,570 shares of common stock for nominal consideration as a result of the funding, such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.225 per share and an immediate dilution to new stockholders of $0.185 per share, or 62%.

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices. Sales of shares below $0.25 per share will require the registration of additional shares of common stock.

                                                                                      DILUTION PER SHARE TO
      ASSUMED OFFERING PRICE             NUMBER OF SHARES TO BE ISSUED                    NEW INVESTORS

              $0.250                              20,000,000                                  $0.148
              $0.275                              18,181,818                                  $0.166
              $0.300                              16,666,667                                  $0.185

                            SELLING SECURITY HOLDERS

     None of the selling stockholders have held a position or office, or had any other material relationship with us, except as follows:

     o Cornell is the investor under the Equity Line of Credit. All investment decisions of Cornell are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital also received 514,286 shares of common stock as a commitment fee for entering into the Equity Line of Credit, which shares are being registered in this offering.

     o Chapman provided financial advice to us in connection with the Equity Line of Credit. For its services, Chapman received a warrant to purchase 250,000 shares of our common stock, which shares are being registered in this offering.


     o Westrock is a registered broker-dealer that has been retained by us in connection with the Equity Line of Credit. For its services, Westrock received 35,714 shares of our common stock, which shares are being registered in this offering.


         Set forth below is certain information relating to the selling security holders. We obtained some of this information from the selling security holders and other sources, which we have not verified.


                                                     PERCENTAGE OF
                                                      OUTSTANDING
                                         SHARES          SHARES                           SHARES        PERCENT OF
                                      BENEFICIALLY    BENEFICIALLY                     BENEFICIALLY       SHARES
                                      OWNED BEFORE    OWNED BEFORE                      OWNED AFTER     OUTSTANDING
      SELLING SECURITY HOLDER         OFFERING(1)     THE OFFERING    SHARES OFFERED    OFFERING(2)    AFTER OFFERING

Cornell Capital Partners, L.P.         20,514,286(3)     65.2(4)          20,514,286            -0-         *

Chapman, Spira & Carson, LLC              250,000         2.3(4)             250,000            -0-         *

Westrock Advisors, Inc.                    35,714          *                  35,714            -0-         *


*less than 1% of common stock outstanding.

(1) Includes shares that may be acquired within 60 days as a result of the exercise of an option, warrant or other right to acquire shares.

(2)      Assumes that all shares offered hereunder are sold.


(3) As of the date of this prospectus, Cornell beneficially owns 514,286 shares of common stock and may acquire up to 20,000,000 shares of common stock under the Equity Line of Credit upon exercise by the Company of its option to sell such shares under the Equity Line of Credit. Pursuant to the terms of the Equity Line of Credit, Cornell may not acquire more than 5% of the shares outstanding at any time and may not acquire all of the shares covered by this prospectus unless the Company exercises its option to sell such shares to Cornell.

(4) All shares shown as beneficially owned by the selling security holder before the offering are included in the number of shares outstanding for the purpose of computing the percentage ownership.


                              PLAN OF DISTRIBUTION

         The selling security holders have advised us that the sale or distribution of our common stock may be effected directly to purchasers by the selling security holders or by pledges, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock is quoted or (ii) in transactions otherwise than on the over-the-counter or in any other market on which the price of our shares of common stock is quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling security holders or by agreement between the selling security holders or by agreement between the selling security holders and underwriters, brokers, dealers or agents, or purchasers. If the selling security holders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation if the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling security holders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell will pay us 95% of the lowest closing bid price of our common stock on the over-the-counter Bulletin Board Market or other principal trading market on which our common stock is traded for the five days immediately following an advance notice date under the Equity Line of Credit. In addition, Cornell will receive a fee of 5% of the proceeds received by us under the Equity Line of Credit, plus a one-time commitment fee of $136,286 payable in 514,286 shares of common stock. The 5% discount, the 5% fee and the one-time commitment fee are underwriting discounts.

         We retained the firm of Chapman, Spira & Carson LLC to advise us in connection with the Equity Line of Credit. For its services, Chapman, Spira & Carson LLC received a warrant to purchase 250,000 shares of our common stock and will receive a fee of 8% of the first $1 million in gross proceeds, 6.5% of the next $2 million in gross proceeds, and 5% of the gross proceeds in excess of $3 million under the Equity Line of Credit.

         In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to assist in the placement of the Equity Line of Credit. For its services, Westrock Advisors, Inc. received a fee of $9,464 payable in 35,714 shares of our common stock.

         Cornell was formed in February 2000 as a Delaware limited partnership. Cornell is a domestic hedge fund in the business of investing in and financing public companies. Cornell does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling security holders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling security holders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 5% of the gross proceeds received under the Equity Line of Credit. In addition, the offering expenses consist of: a Securities and Exchange Commission registration fee of $500, printing expenses of $5,000, accounting fees of $7,500, legal fees of $35,000 and miscellaneous expenses of $37,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds form the sale of common stock under the Equity Line of Credit and the exercise of the warrants.

         The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell can cover any short positions only with shares received from us under the Equity Line of Credit. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                              EQUITY LINE OF CREDIT


         On May 2, 2002, we entered into an Equity Line of Credit with Cornell. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $5 million. For each share of common stock purchased under the Equity Line of Credit, Cornell will pay 95% of the lowest closing bid price on the over-the-counter bulletin board or other principal market on which our common stock is traded for the five consecutive trading days immediately following the advance notice date. Cornell is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell will be paid a fee of 5% of each advance under the Equity Line of Credit.



         Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell to raise capital to fund our needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell will pay the advance amount. Our right to request an advance and Cornell's obligation to purchase shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission for resale by Cornell. The costs associated with this registration will be borne by us.


         We may request the initial advance under the Equity Line of Credit upon the effective date of the registration statement of which this prospectus is a part. Thereafter, we may continue to request advances until Cornell has advanced $5.0 million or two years after the effective date of the registration statement, whichever occurs first. The amount of each advance is subject to an aggregate maximum advance amount of $65,000. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.


         On September 27, 2001, we entered an agreement (the "Reversal Agreement") with MiraQuest Ventures, LLC. ("MiraQuest") to partially reverse the equity investment and share exchange between MiraQuest and us. Under the Reversal Agreement, MiraQuest agreed to sell back to us for a nominal amount a number of shares of the common stock necessary to reduce its equity ownership to approximately 30% upon the receipt of new capital investment of $3 million or more. See "Description of the Business" for additional informational information about the MiraQuest equity investment and Reversal Agreement.



         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $5.0 million available under the Equity Line of Credit and the purchase price was $0.300 per share, we would issue 16,666,667 shares of our common stock. These shares would represent 61% of our then outstanding common stock, after giving effect to the return 941,230 shares of our common stock by MiraQuest pursuant to the Reversal Agreement. We are registering 20,000,000 shares of common stock for the sale under the Equity Credit Line and 800,000 shares for certain warrants and shares subject to registration rights. Accordingly, we may need to register additional shares of common stock in order to fully utilize the $5 million available under the Equity Credit Line if the market price of our common stock drops below $0.250 per share.


         The issuance of shares under the Equity Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control by electing its or their own directors.

         Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not yet determined the total amount of the advances we intend to draw.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.300 per share and at $0.025 and $0.050 discounts to the recent price. This table does not take into account any shares of our common stock that would be issued upon exercise of options or warrants.


Purchase Price                     $      0.30      $     0.275     $     0.250
Number of Shares(1)                 16,666,667       18,181,818      20,000,000
Total Outstanding(2)                27,360,965       28,876,116      30,694,298
Percent Outstanding(3)                      61%              63%             65%


(1) Represents the number of shares that would be issued at the indicated price to utilize the entire $5 million available under the Equity Line of Credit.

(2) Represents the total number of shares of common stock that would have been outstanding as of March 31, 2002, after the issuance of the shares to Cornell and the return of 941,230 shares pursuant to an obligation by a major shareholder upon finalization of the equity transaction.

(3) Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding.

             DESCRIPTION OF SECURITIES AND MARKET PRICE INFORMATION

            Our common stock was approved for listing on the NASDAQ Over-the-Counter Bulletin Board (OTCBB) on February 15, 2001. The common stock was previously listed on the OTCBB until the SEC adopted NASD Eligibility Rules 6530 and 6540, which require OTCBB listed companies to be fully reporting and have an approved registration statement with the SEC. The common stock traded on the pink sheets prior to re-listing with the OTCBB. As yet our common stock has experienced limited trading activity. A public trading market having the characteristics of depth, liquidity and orderliness depends upon the existence of market makers as well as the presence of willing buyers and sellers, which are circumstances over which we do not have control. The following table sets forth the high and low sale prices for our common stock. The quotations below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

                                                    2000
                                                    ----
Period                                 High                                Low
------                                ------                              ------

First Quarter                         $ 2.00                              $ 1.50
Second Quarter                        $ 1.50                              $ 1.40
Third Quarter                         $ 1.50                              $ 0.60
Fourth Quarter                        $ 0.93                              $ 0.25

                                                    2001
                                                    ----
Period                                 High                                Low
------                                ------                              ------
First Quarter                         $ 0.72                              $ 0.20
Second Quarter                        $ 0.25                              $ 0.11
Third Quarter                         $ 0.10                              $ 0.08
Fourth Quarter                        $ 0.08                              $ 0.05


                                                    2002
                                                    ----
Period                                High                                Low
------                                ------                              ------
First Quarter                         $ 0.55                              $ 0.02
Second Quarter                        $ 0.59                              $ 0.11
(through July 23, 2002)

         As of May 31, 2002, there were 145 holders of record of the common stock, as shown on the records of our transfer agent and registrar of the common stock. Since many shares may be held by investors in nominee names, such as the name of their broker or their broker's nominee, the number of record holders often bears little relationship to the number of beneficial owners of our common stock.

         We have never paid any cash dividends on our stock and anticipate that for the foreseeable future we will retain earnings, if any, for use in the operation of our business. Payments of cash dividends in the future will depend upon our earnings, financial condition, any contractual restrictions, restrictions imposed by applicable law, capital requirements and other factors believed relevant by our Board of Directors.

                           DESCRIPTION OF THE BUSINESS

Overview

         SureCare, Inc. (formerly MediQuik Services, Inc.) is a distributed healthcare company. Distributed healthcare is a new term that describes an emerging niche in the healthcare market. Distributed healthcare is disease-focused linkage of goods distribution with consumer education and experience while collecting and distributing important clinical outcomes data. Distributed healthcare provides products and benefits both for the healthcare consumer (member) and the healthcare payer. Distributed goods include such items as nonprescription and prescription pharmaceuticals, equipment, testing supplies, educational materials, member monitoring, and consultations. The health care payers include government programs, self-insured, self-administered employers of all sizes, small to moderate sized health insurance companies, small to moderate sized health maintenance organizations, preferred provider organizations, pharmacy benefits managers, and third-party administrators. Our first and presently our only offered product is a diabetes self-management program that includes diabetes equipment, supplies, and clinical status questionnaires. As our business matures, we intend to offer other disease-focused products, such as respiratory and congestive heart failure self-management programs.

         Our predecessor, also chartered under the name "MediQuik Services, Inc.," was organized in Delaware on April 7, 1998 ("Old MediQuik"). Effective December 31, 1998, Old MediQuik was merged with and into Cash Flow Marketing, Inc., a Delaware corporation ("Cash Flow"). Cash Flow was the surviving corporation and changed its name to MediQuik Services, Inc. Cash Flow was originally organized in Colorado on July 9, 1997, and changed its domicile to Delaware effective December 31, 1998. At the time of the merger, Cash Flow was a "shell" corporation with substantially no assets, business or operations. Pursuant to the terms of the merger, each stockholder of Old MediQuik received one share of our common stock, $.001 par value per share ("Common Stock"), for each .9327 shares of common stock of Old MediQuik held. Each stockholder of Cash Flow received one share of our Common Stock for each two shares of Cash Flow common stock held.

         In October 2000, we developed a direct-to-consumer marketing program and began using the name "SureCare" in our operations. We evaluated the potential of this direct-to-consumer program in 2001 and decided to pursue a strategy of internal growth and development of the managed care market through the distributed healthcare model. We formally changed our corporate name to SureCare, Inc. as of June 11, 2002.

Our Business

         In recent years, the demand for higher quality health care with reduced cost has prompted dramatic changes in the United States health care delivery system. Managed care organizations have emerged to control costs. Today, more than two-thirds of all Americans with private health insurance are enrolled in these plans.

         SureCare was organized to take advantage of these changes in the delivery of health care. We provide distributed healthcare services to members pursuant to contracts with health care payers. Our services include mail order home delivery of non-prescription pharmaceuticals, equipment, supplies and educational materials, as well as member monitoring and call center services. Our customers include self-pay members, government programs, self-insured and self-administered employers of all sizes, small to moderate sized health maintenance organizations, third-party administrators and preferred provider organizations. By entering into agreements with the health care payers, rather than individual members, we believe that we will be able to obtain a larger member base more rapidly than otherwise. When we enter into a contract with a health care payer we typically become an approved provider for thousands of members who may select our products and services, ordinarily at a nominal cost to the member. Co-pay charges typically represent less than 20% of the price of our products and services.

         Generally, we enter into agreements with health care payers that provided, in consideration of being designated as a plan provider, we will provide services to plan participants at a discounted rate. After a member is enrolled in the program, we ship supplies to their home on a monthly, bimonthly or quarterly basis. We also offer capitated service contracts pursuant to which the health care payer reimburses us based on the total number of participants in the plan rather than based on the amount of products and services actually consumed by the participants. Under capitated service contracts, we would share a portion of the risk related to program costs with the managed care payer. Although we are currently offering capitated services contracts to managed care payers, we have not yet entered into any such contracts.

         We have focused on preventive diabetes care products and services and have successfully negotiated supply contracts that permit us to purchase large quantities of diabetes care products at favorable prices. In addition, by providing educational materials, member monitoring, and call center services, we believe that we will provide better member management, which reduces the need for hospitalization and prevents the development of other chronic diabetic health related problems. Due to the chronic nature of the disease, we expect our medical and financial relationship with a member to continue for many years. As of December 31, 2001, we had entered into agreements with the following major providers:

National HealthCare Alliance, Inc.               Blue Cross/Blue Shield of Texas
MultiPlan, Inc.                                  Advantage Care Network
SMC Benefits Services                            Benefit Services, Inc.
Americaid                                        ProMed Health
Mediversal                                       Methodist Care, Inc.

The Provider Agreements typically have a term of one to two years with provisions for automatic renewal unless terminated at the election of either party. Our agreements with our current providers will continue from year to year unless terminated by either party.

         Currently, our only product is a diabetes self-management program, the major profit component of which is the delivery of self-testing equipment (glucometers) and supplies (test strips, syringes, lancets and alcohol prep pads) directly to the home of the member. As we pursue satisfactory market penetration with the diabetes self-management product, we are developing and intend to offer respiratory self-management services early in the third quarter of 2002. We also intend to pursue the development of congestive heart failure self-management services. We cannot assure you, however, that we will achieve such market penetration or develop and offer other medical management services.

         To support our business activity, we have conducted focus groups for Abbott Medi-Sense, a large manufacturer/distributor of diabetic supplies, and we have agreed to market Abbott's new Optium Meter and test strips, without any specific sales quotas or pricing requirements. We believe this relationship has enabled us to expand our profit margins while providing better service to our members.

         In order to be in a position to service multiple segments of the marketplace, we have procured Medicare, Medicaid and Pharmacy licensure. In conjunction with receiving a Texas State Board Pharmacy License, we have also obtained a NCPDP number as issued by the National Council for Prescription Drug Programs, Inc. The pharmacy license allows us the flexibility to contract with health care payers or the pharmacy benefit managers utilizing either the durable medical equipment or pharmacy benefit.

Corporate Structure

         On June 30, 2000, we entered into a stock purchase agreement with MiraQuest Capital Holdings, Inc./MiraQuest Ventures, LLC ("MiraQuest"), an internet/e-commerce holding company comprised primarily of entities serving the business-to-business market. The transaction provided us with $2,000,000 in funding and an equity interest in MiraQuest. The transaction provided MiraQuest an equity ownership which resulted in MiraQuest's control of 70% of voting power through the issuance of 7,048,996 shares of common stock, a warrant to purchase 650,000 shares of common stock at $0.60 per share, and 513,266 shares of Series A convertible preferred shares convertible into 20 shares of common stock each and entitled to vote as if converted into common stock. As of November 17, 2000, we had received the entire $2,000,000 pursuant to the terms of the transaction, together with approximately 17% of the units of MiraQuest valued at $9,200,000. As a result of the transaction, we became a majority-owned subsidiary of MiraQuest.

         On April 20, 2001, our Board of Directors and that of MiraQuest approved a plan (the "Plan") to partially reverse the MiraQuest transaction. The Plan contemplated i) our redemption of all our outstanding preferred shares owned by MiraQuest; ii) our return to MiraQuest of all its membership units owned by us; iii) the conversion of the balance owed on certain loans by affiliates of MiraQuest to equity; iv) an additional cash equity contribution of $500,000 from MiraQuest; v) MiraQuest's agreement to sell back for a nominal amount a number of shares of the common stock necessary to reduce its equity ownership to approximately 30% once a new capital partner is found for our company; and vi) MiraQuest's agreement to relinquish its power to nominate members to the Board of Directors. The Plan was finalized and we entered a Partial Transaction Restructuring Agreement effective as of July 27, 2001, closing on September 27, 2001. With the restructure transaction, the MiraQuest equity ownership in the company dropped from 73% to 41% on a fully diluted basis. Further, it was agreed that upon the satisfaction of certain additional equity investments in SureCare by third parties, MiraQuest's ownership would be reduced to 30% immediately prior to such investment.

         In May 1999, we formed a subsidiary named ChronicRx.com, in which we owned 80% of the outstanding equity, to provide Internet-based pharmacy services. In June 2000, we purchased the remaining approximate 20% interest of ChronicRx.com from our shareholders through the issuance of 65,903 of our shares at $1.75 per share through which ChronicRx.com became our wholly owned subsidiary. In 2001, we determined that a separate subsidiary was no longer required, and the separate entity was terminated. The company is currently using the trade name "ChronicRx.com" in conjunction with its Internet offerings.

Competition

         The business of providing diabetes self-management services and blood sugar monitoring supplies by mail order is an immature industry characterized by high growth rates, low barriers to entry, and many small competitors. Several companies compete with us in the traditional fee for service market. National Diabetic Pharmacies, Inc. ("NDP"), is based in Roanoke, Virginia. NDP works primarily with diabetic managed care members and has approximately $22,000,000 in annual sales. NDP distributes products manufactured by Boehringer Mannheim. Additionally, our entry into the direct to consumer market puts us in competition with Polymedica Corporation, doing business as Liberty Medical. Liberty Medical targets primarily the Medicare segment of the diabetes market, and has the greatest market share in the Medicare market.

         We have developed a program that shares cost containment directly with the payer, which we believe makes us effective as both a capitated fee and a fee for service provider. Under such an arrangement, a managed care payer would make payments to us based on the total number of participants in our plan rather than the amount of services actually consumed by our participants. Under capitated fee contracts we risk that the cost of services we provide will exceed fees paid, but we believe that capitated contracts will create a common financial interest with our potential clients. Once payer clients recognize the advantages of capitated agreements, we believe that our competitors will adopt this strategy. Although we are currently offering capitated service contracts to managed care payers, we have not entered into any such contracts to date.

The Industry

         Diabetes Mellitus is the most common and most costly chronic disease in the United States. In a release dated November 1, 1998, the National Center for Chronic Disease Prevention and Health Promotion of the Centers for Disease Control and Prevention (the "CDC") estimated that 15.7 million people in the United States, or 5.9% of the population, have diabetes. Of that number only about 10.3 million have been diagnosed. The U.S. demand for diabetes monitoring and maintenance, supplies, pharmaceuticals and equipment is expected to grow from $4.692 billion in 2000 to $6.545 billion by 2005. Effective July 1, 1998, Medicare coverage was extended pursuant to the Balanced Budget Act of 1997 to permit the reimbursement of diabetes self-testing supplies, as well as educational and training services for diabetes. We believe that managed care payers will view Medicare's reimbursement guidelines as the baseline for pricing these products and services.

         Market Segmentation. There are five business models in the market for diabetes testing supplies and equipment:

         1. Retail Pharmacies. Retail pharmacies typically offer a range of products from different manufacturers that are available without prescription. Purchasers may be reimbursed directly by their insurance carrier or Medicare for diabetes care products. Most payers, including Medicare, reimburse members for the cost of the supplies less annual deductible and co-payment amounts. Rules for qualification and reimbursement for private insurance and Medicaid members vary from state to state.

         2. Managed Care Providers. Some managed care providers distribute diabetes care products directly to members covered by their plan. We understand that many managed care providers have distribution agreements with certain manufacturers of diabetes care products.

         3. Mail Order. Mail order suppliers often enroll members directly and do not depend on health care payer referrals. Mail order suppliers tend to concentrate on Medicare members and often have distribution agreements with each of the major manufacturers. Mail order suppliers usually handle billing and collecting from third-party payers for the patient. The member is responsible to the supplier for deductible and co-pay amounts.

         4. Managed Care Referred Providers. Certain providers receive member referrals directly from managed care payers. Of the two companies we know of in this segment, we believe that each has an agreement with a manufacturer that provides a pricing advantage over other supply sources. We offer significant price discounts to the payers and attempt to secure agreements whereby the managed care payer waives deductible and co-payment amounts for their members.

         5. Capitated Fee Providers. Under capitated fee arrangements, we agree to provide certain diabetes-related services for a group of members for a fixed fee. We believe that we are the only company prepared to enter into agreements with payers to share in the financial risk of patient treatment as combined with supply distribution. Although we offer such arrangements, we have not entered into any capitated fee contracts to date.

         Characteristics of Diabetes. There is no cure for diabetes. The disease can be controlled, with the patient participation in that control. Diabetes is a disease characterized by high levels of blood glucose. During the normal digestion process, the body converts food into glucose (sugar) to be used by the body's cells as a source of energy. Insulin, a hormone produced by the pancreas, is necessary for normal utilization of glucose by most cells in the body. In people with diabetes, insulin is either absent, not produced in sufficient amounts, or the body does not respond to the insulin that is produced. Without insulin or effective use of insulin, the body cannot use glucose for energy. Instead, glucose builds up in the blood, creating high sugar levels in the body. In order to control diabetes, the patient must regularly determine his blood sugar levels. This is normally done at home and is a simple and relatively painless process. Members use a lancet to prick a finger and draw a drop of blood that is deposited upon a test strip. The test strip is then introduced into a glucometer that displays the patient's blood sugar level a few seconds later.

         Diabetes is typically categorized into four types:

         1. Type 1 Diabetes was previously called Insulin-Dependent Diabetes Mellitus or Juvenile-Onset Diabetes. According to the CDC, Type 1 Diabetes may account for 5% to 10% of all diagnosed cases of Diabetes. Risk factors contributing to the development of the disease are less well defined for Type 1 Diabetes than for Type 2 Diabetes, but autoimmune, genetic, and environmental factors are involved in the development of this type of diabetes.

         2. Type 2 Diabetes was previously called Non-Insulin-Dependent Diabetes Mellitus or Adult-Onset Diabetes. The CDC estimates that Type 2 Diabetes may account for about 90% to 95% of all diagnosed cases of diabetes. Factors associated with Type 2 Diabetes include age, obesity, family history of diabetes, prior history of Gestational Diabetes, impaired glucose tolerance, physical inactivity, and ethnicity. According to the CDC, African Americans, Hispanic or Latin Americans, American Indians, and some Asian Americans and Pacific Islanders are at particularly high risk for Type 2 Diabetes.

         3. Gestational Diabetes develops in 2% to 5% of all pregnancies, according to the CDC, but disappears when a pregnancy is over. The CDC also reports that Gestational Diabetes occurs more frequently in African Americans, Hispanic/Latin Americans, American Indians, and persons with a family history of diabetes. Obesity also increases the risk of Gestational Diabetes. Women who have a history of Gestational Diabetes are at increased risk for later developing Type 2 Diabetes. According to the CDC, some studies have found that nearly 40% of women with a history of Gestational Diabetes developed diabetes in the future.

         4. "Other specific types" of diabetes result from specific genetic syndromes, surgery, drugs, malnutrition, infections, and other illnesses. The CDC reports that such types of diabetes may account for 1% to 2% of all diagnosed cases of diabetes.

         Treatment emphasizes control of blood glucose through blood glucose monitoring, regular physical activity, meal planning, and attention to relevant medical and psychosocial factors. In many members, oral medications and/or insulin injections are also required for appropriate glucose control. Treatment of diabetes is an ongoing process that is planned and regularly reassessed by the health care team, the person with diabetes, and his or her family.

 Governmental Regulations

         Numerous state and federal laws and regulations affect our business and operations. Some of those laws and regulations are discussed below. We believe that we are operating our business in substantial compliance with all existing legal requirements material to the operation of our business. There are, however, significant uncertainties regarding the application of many of these legal requirements. We cannot assure you that a regulatory agency charged with enforcement of any of these laws or regulations will not interpret them differently than we have. We cannot guarantee that if an enforcement action is brought against us, that we would prevail. In addition, there are numerous proposed healthcare laws and regulations at the federal and state levels, many of which may materially affect our ability to conduct our business as it is presently conducted or adversely affect our results of operation.

         We are unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future relating to our business or the healthcare industry in general, or what effect such legislation or regulations may have on us. We cannot assure you that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on our business or results of operation. We believe that our operations are currently subject to these laws only to a limited extent, however, because our current customers are managed care payers whose revenue is primarily derived from private rather than government sources.

         Anti-kickback laws. We are subject to federal and state anti-remuneration laws, such as the Medicare/Medicaid anti-kickback laws, which govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend members to such providers. These laws prohibit, among other things, direct and indirect payments that are intended to induce the referral of members to, the arranging for services by, or the recommending of, a particular provider of health care items or services. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. State laws vary from state to state, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in civil and criminal penalties, and exclusion of health care providers or suppliers from participation in (i.e., furnishing covered items or services to beneficiaries of) the Medicare and Medicaid programs.

         Certain Other Fraud and Abuse Statutes. Increasingly over the past several years, the U.S. Department of Justice has pursued civil and criminal penalties against healthcare providers under the Federal False Claim Act. This statute also allows individuals to bring suits as if they were the Federal government. Violations occur if the person acts in reckless disregard or deliberate ignorance of the truth or falsity of the claim. Penalties or fines can be up to $10,000 per claim plus three times the amount claimed. Other criminal sanctions are also available.

         Prohibition Against Certain Physician Referrals ("Stark Law"). Originally, the Stark Law prohibited a physician from referring Medicare patients to any entity for the provision of clinical laboratory services if the physician or a family member of the physician had a financial relationship with the entity. Omnibus Budget Reconciliation Act of 1989, Pub. L. No. 101-239 ("Stark I"). Financial relationships are defined to include compensation arrangements as well as ownership or investment interests. Subsequent amendment to the statute in 1993 dramatically enlarged the field of physician-owned or physician-interested entities to which the referral prohibition applies. Omnibus Reconciliation Act of 1993, Pub. L. No. 103-66 ("Stark II"). In its present form, the Stark Law provides that if a physician (or an immediate family member of the physician) has a financial relationship with an entity, either through ownership or a compensation relationship, the physician is prohibited from making referrals to the entity for the furnishing of "Designated Health Services" for which the Medicare or Medicaid programs might otherwise pay. The Stark Law also prohibits the entity from presenting or causing to be presented a Medicare or Medicaid claim for the provision of such services pursuant to a prohibited referral. Stark II lists ten Designated Health Services including, DME and pharmacy services. Designated health services can be a component of many other services, and generally remain subject to the prohibition no matter how the overall service is billed.

         Billing Regulation. Certain provisions in the Social Security Act authorize penalties, including exclusion from participation in Medicare and Medicaid, for various billing-related offenses. The Department of Health and Human Services can also initiate permissive exclusion actions for improper billing practices such as submitting claims "substantially in excess" of the provider's usual costs or charges, failure to disclose ownership and officers, or failure to disclose subcontractors and suppliers.

         Federal and State Assistance Programs. Funds received by the healthcare providers under Medicare and Medicaid are subject to audit with respect to the proper application of various payment formulas. Such audits can result in retroactive adjustments of revenue from these programs, resulting in either amounts due to the government agency from the provider or amounts due the provider from the government agency. We do not currently receive payments under any Medicare or Medicaid program, but we may elect to engage in such business in the future.

         Environmental Laws. Certain federal and state laws govern the handling and disposal of medical, infectious and hazardous waste. Although we sell and supply products that could be deemed medical, infectious or hazardous waste after use by the patient, we are not involved in the handling or disposal of such materials after use by members. Further, we do not manufacture products; own real property; or engage in activities which involve hazardous materials, result in the discharge of pollutants into the environment or are likely to result in the violation of any existing environmental rules and/or regulations. Consequently, we believe we are in compliance with federal, state and local laws and regulations regarding environmental matters that may be applicable to us, if any. To date, we have not incurred any material costs in complying with such laws and regulations and do not anticipate that costs of compliance with such regulations will have a material affect on our future expenditures, earnings or competitive position.

         Health Insurance Portability and Accountability Act (HIPAA). Enacted in 1996, HIPAA called for the development of comprehensive privacy standards that would establish rights for patients with respect to their individually identifiable health information (IIHI) and other medical record information, and define the conditions for using and disclosing protected health information
(PHI). The final regulations require that most providers obtain patient consent or authorization to the use or disclose of PHI before engaging in treatment, payment, or health care operations, as well as to assure the security and protection of IIHI in the gathering, storage, and transmission of such data, electronically. On August 17, 2000, the Transaction and Code Sets final regulations were published, establishing an expected compliance date of October 16, 2002 for the physical security (regardless of the medium) of such records. On December 20, 2001, H.R.3323 provided an additional year for entities to comply with the final regulations, provided they file a Summary Compliance Plan by the original deadline, detailing how they will come into compliance within the next year. On December 28, 2000, the Department of Health and Human Services
(HHS) issued the final regulations on privacy, setting a compliance date of April 14, 2003. We believe that we will be able to comply with the regulations as finally enacted within the time frames provided.

Employees and Consultants

         As of May 31, 2001, we had approximately 15 full-time employees consisting of 3 executive, 5 management, and 7 hourly positions. Our employees are not subject to collective bargaining agreements and we believe relations with employees are good. Our current workforce represents a 25% reduction over the previous year. We have also eliminated 4 full time consultant positions. We are using our advanced workflow process technology to automate many business functions in order to keep our highly trained workforce to minimum levels.

                            DESCRIPTION OF PROPERTIES

         Our executive and administrative offices are located at 4299 San Felipe, Suite 300, Houston, Texas 77027, which we lease from an unaffiliated third party. Our lease covers approximately 5,500 square feet and expires on October 31, 2005. In 2001, we successfully renegotiated our lease to reduce our lease space to approximately 1/2 of the original amount, and recorded a one-time rent abatement expense in consideration of the new agreement. Also, in 2001 we brought all major business functions in house and believe that our current facilities are adequate for our present needs. We have no present intent to invest in real estate, real estate mortgages or persons primarily engaged in real estate activities, however we may change this policy at any time without a vote of security holders. We have obtained insurance to cover certain risks related to the premises as required by the terms of the lease.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. This prospectus contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1935. Forward-looking statements include statements concerning underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially. Our expectations and beliefs are expressed in good faith and are believed by us to have a reasonable basis but there can be no assurance that management's expectations, beliefs or projections will be achieved or accomplished. Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under "Risk Factors," as well as factors discussed elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Summary Financial Information

         The summary financial data set forth below are derived from and should be read in conjunction with the financial statements, including the notes thereto, filed as part of this Registration Statement in Form SB-2.

    STATEMENT OF OPERATIONS DATA:                       QUARTER ENDED MARCH           YEAR ENDED DECEMBER 31,
 ($ in thousands, except share data)                          31, 2002              2001                     2000
 -----------------------------------                    ------------------      -------------            -----------
Revenues                                                  $        376          $       2,508            $     1,744
Net Loss                                                          (139)                (2,007)               (10,429)
Net Loss per common share                                        (0.01)                 (0.16)                 (1.29)
Weighted average number of shares                           11,061,528             12,882,682              8,110,747



BALANCE SHEET DATA:

Working capital                                                (857)                 (1,463)                  (753)
Total assets                                                    625                     746                  2,129
Total liabilities                                             1,844                   1,826                  1,118
Stockholders' equity                                         (1,219)                 (1,080)                 1,011

LIQUIDITY AND CAPITAL RESOURCES

         Our principal cash requirements to date have been to fund working capital in order to support growth of net sales. Standard medical payment cycles for managed care plans average between 45 and 60 days after billing and we are obligated to pay our venders within 30 days after shipment. As a result, an increase in net sales requires an increase in net working capital to fund the timing difference. Because revenue from operations has been inadequate to completely fund these requirements in addition to our overhead and other costs, we have supplemented our revenue from operations with proceeds from private offerings of securities, loans and extensions of credit from vendors in order to meet working capital requirements. We expect to pursue additional equity and debt financing to meet future working capital requirements, but cannot guarantee we will be successful in these efforts. We anticipate that as revenue from sales to managed care and government plans increases, we will be able to satisfy all of our funding requirements for operations from such revenue, however, we cannot assure you that this will be the case. As of May 14, we entered into agreements to borrow $60,000 from certain stockholders and members of our Board of Directors. The loans are for a maximum period of 6 months, bear interest at 12 %, are convertible into shares of our common stock at $0.25 per share, and we issued warrants to purchase 120,000 shares of our common stock at $0.25 per share in connection therewith.

         As of March 31, 2002, we had $ 9,151 in cash and cash equivalents and $0 available under lines of credit with banks and other lenders.

RESULTS OF OPERATIONS

         We are expanding through internal sales growth and we plan to conduct strategic acquisitions to further fuel growth and accelerate the time to market for planned services. In 2000, we implemented our advanced work flow technology to track all aspects of our customer service function, from ordering to fulfillment to tracking of surveys, results, and scheduling of other services. In 2001, we brought all significant business functions in-house at a greatly reduced cost from using outside contractors. Major business functions include marketing, product procurement, customer service, systems support and information technology, fulfillment and billing. We also automated many business functions with the implementation of our internally designed advanced workflow technology. Our technology allowed us to reduce some of our manual workforce, and increase the efficiency of our current workforce while we experienced increasing sales and volume.

         Revenue from Operations. Total net revenue of $1,744,022 for the 12 months ended December 31, 2000 ("Fiscal 2000") grew by 44% to $2,507,740 for the year ended December 31, 2001 ("Fiscal 2001"). Revenue growth was primarily derived from diagnostic product and pharmaceutical sales to managed care plans, providers and members. We are currently deriving the majority of our revenues through direct sales to managed care plans. We also increased our revenues with improved sales to government plan participants. Revenues decreased by $239,418 for the first quarter of the year ending December 31, 2002 ("Fiscal 2002") compared to the same period of Fiscal 2001, primarily due to the decision in Fiscal 2001 to exit the general brand prescription pharmaceutical market.

         Gross Profit. Gross profit was $396,279 or 23% of revenue, for Fiscal 2000. For Fiscal 2001, gross profit increased by 147% to $977,808, or 39% of revenue. Gross profit was primarily derived from diagnostic product sales to health care payers and members. Disease management gross profit margins are relatively large because of volume discounts for purchases of medical supplies and the low incremental cost of providing disease management tools. Gross profit margins on pharmaceutical products are relative small because of the requirement to outsource fulfillment to a licensed provider. The increase in overall gross profit margin in 2001 was primarily due to increased revenue from the disease management program. In 2001 we determined to exit the low margin general pharmaceutical products and developing a strategy to utilize a pharmacy license to supply certain pharmacy products through the pharmacy benefit managers
(PBMs). Gross profit for the first quarter of Fiscal 2002 decrease by $5,643 or 3% for the first quarter of Fiscal 2002 from $180,333 in the first quarter of Fiscal 2001 to $174,690 for the first quarter of Fiscal 2002. This reduction was primarily a result of the reduction in total revenue that resulted from exiting the general brand pharmaceutical products market and was substantially offset by the sales of higher gross margin products and services. We expect increases in overall gross profit percentage in the future with increased disease management tools sales to managed care plans, medical supply volume purchasing increases, and increased sales of non-medical, higher margin products to our customer base.

         Operating Expenses and Loss from Operations. Operating expenses of $2,919,858 for Fiscal 2000 decreased by 1% to $2,883,370 for Fiscal 2001. The decrease in operating expenses was primarily associated with a decrease in officers' salaries and reduction in workforce. This decrease was offset by the one-time expenses of $969,486 associated with an adverse judgment in a case filed by Bayer against us and the costs associated with a reduction in the lease relating to our corporate offices. Operating expense, excluding these one-time expenses, would have been $1,913,884 or a 34% reduction in operating expense from the prior year. The loss from operations for the year decreased by 25% from $2,522,879 for Fiscal 2000 to $1,905,562 for Fiscal 2001, and was attributable to the revenue increase, gross profit percentage improvement, and the reduced operating expense. Excluding one-time expenses, the loss from operations would have been $981,076 for Fiscal 2001 or a decrease of 61% from prior year. For the first quarter of Fiscal 2002, operating expenses decreased by $360,376 or 53% to $314,279 for the first quarter of Fiscal 2002 compared to $614,983 for the first quarter of Fiscal 2001. Operating losses decreased by $354,609 or 71% from $494,323 for the first quarter of Fiscal 2001 to $139,714 for the first quarter of Fiscal 2002.

         Net Loss. Our net loss declined by 80% from $10,429,462 for Fiscal 2000 to $2,006,620 for Fiscal 2001. This was primarily due to the non-recurrence during Fiscal 2001, of $7,896,218 in charges relating to our investment in MiraQuest.

                                   MANAGEMENT

         We are managed by four executive officers and our seven-member board of directors. Set forth below is information relating to our executive officers and members of our board of directors.

ROBERT TEAGUE, M.D.          Dr. Teague, 52, began serving in these two
Chief Executive Officer      positions in August 2000. From 1980 to 2000, Dr.
and Chairman of the Board    Teague was engaged in the private practice of
of Directors                 medicine specializing in Internal and Pulmonary
                             medicine. From 1980 to the present he has been affiliated with Baylor College of Medicine currently as an Associate Professor of Medicine, and supports a research group in Internal medicine. He received his undergraduate degree from West Virginia University and his medical degree from the University of Cincinnati in 1975.
                             Dr. Teague serves on the Board of MiraQuest
                             Ventures, LLC.

GRANT M. GABLES              Mr. Gables, 37, has been one of our officers and
President, Chief Operating   directors since April 7, 1998. Mr. Gables has
Officer and Director         served as executive management with three health
                             care billing and technology companies since
                             January 1995. From March 1997 to June 1998 he was vice president of marketing for MediNet EDI
                             Solutions with responsibility for strategic planning and development of technology for health care organizations. From September 1995 until February 1997 he was executive vice president of Reimbursement Assurance Corporation with executive responsibility for operations and sales with emphasis on information delivery technology for health care groups. From January 1995 until August
                             1995 Mr. Gables was with Rapid Reimbursement, Inc.
                             as chief operating officer with responsibility for installation of medical billing capability and management of claims processing and medical billing.

WAYNE A. BERTSCH, CPA        Mr. Bertsch, 59, has been our Acting Chief
Chief Financial              financial Officer since April, 2000. Prior to that,
Officer and                  he was Senior Vice President for Ankle and Foot
Treasurer                    Centers Of America, a start-up physician management
                             organization from 1997-1999. From 1989, Mr. Bertsch served as President and 100% owner of Healthmark
                             Services, a start-up healthcare staffing and home health agency, which was merged with Medical
                             Innovations, Inc. and eventually into Horizon
                             Healthcare in 1996. From 1984 through 1986, he served as the VP-Finance for Uro-Tech, Inc. the general partner for Uro-Tech, Ltd., which helped commercialize lithotripsy in the United States through FDA approval and 14 partnerships with MD's and hospitals to own and operate lithotripter centers. From 1970 through 1984, he served in various financial positions with Lifemark
                             Corporation, a NYSE listed company, including VP of Finance for the Ancillary Services Division and the Corporate Development Group.

SHERYL TATAR DACSO, JD,      Prior to joining SureCare, Dr. Dacso served Of
DR. P.H.                     Counsel to the firm of Jenkens & Gilchrist, P.C.
Corporate Counsel            for over nine years as a member of its Health Law
& Secretary                  Section. She continues to engage in the private
                             practice of law. She has over 20 years experience as a health law attorney with special expertise in healthcare innovation and strategic planning with emphasis on managed care, digital health strategies and complex transaction negotiation and dispute resolution. Her legal experience includes general healthcare, medical and hospital law with special focus on rural health care delivery systems. From
                             1983-1987, she served as Senior Vice President and General Counsel for Providence Hospital in Mobile,
                             Alabama until moving to San Diego, California in 1987 where served as head of the Health Law
                             Practice Section of Jennings, Engstrand & Henrikson until 1992. Recently, Dr. Dacso has focused her time and attention on the development of innovative insured programs for rural communities. She is an experienced policy analyst, lobbyist and advocate of issues related to health care delivery and financing for the uninsured and underinsured, and has extensive experience with government programs.
                             In 1999, Dr. Dacso represented the United States as an Eisenhower Exchange Fellow to Eastern Europe studying health care reform in the former Communist countries of Hungary and the Czech republic. During that Fellowship, she organized and chaired the "First International Conference on Women's Health."
                             In 2000, she was appointed to the Board of Directors of the Texas Institute of Health Policy
                             Research. Dr. Dacso holds licenses in Alabama,
                             California and Texas. She is the co-author of the "Managed Care Answer Book" series for Aspen
                             Publishing and teaches and lectures around the country on numerous health-related topics, particularly HIPAA and compliance. Dr. Dacso is a graduate of South Texas College of Law (J.D. 1979),
                             University of Texas at Houston Graduate School of
                             Public Health (Doctor of Public Health - Medical
                             Genetics, 1979), University of Texas at Houston
                             Graduate School of Public Health (Master of Public
                             Health, 1974) and University of Texas at Austin
                             (B.A., 1972).

LAWRENCE J. WEDEKIND         Mr. Wedekind, 47, served as our chief executive
Director                     officer from September 7, 1999, until his
                             resignation from that position in March 2000. He also serves as president and chief executive officer of IntegraNet Gulf Coast, Inc., an independent practice association, and Greater Gulf
                             Health Plan, Inc., a non-profit occupational medicine network. Since 1997, he has served as president and chief executive officer of Greater
                             Gulf Medical Alliance, Inc., a comprehensive healthcare management service organization. From
                             1995 to 1996 Mr. Wedekind served as administrator of Yale Hospital, a 99-bed hospital located in Houston.

DEREK C. ENCE                Mr. Ence, 38, has been a director since August
Director                     2000. Mr. Ence was engaged in the private practice
                             of law from 1990 to 1997. Since 1997, he has served as general counsel and vice president of Ball
                             Enterprises, Inc., a private holding company. He received his undergraduate degree in international relations from Brigham Young University in 1986 and his law degree from the same university in 1990.

GENE A. KUSMIERZ             Mr. Kusmierz, 48, has served as a director since
Director                     August 2000. From October 1999 to February 2001,
                             Mr. Kusmierz served as vice president of corporate development for Everfill.com, a privately held company engaged in the internet fulfillment of pharmaceutical and diagnostic products. Previous to that position, he formed Gentris Capital in 1993 to manage assets for individuals and since 1996 has focused its efforts on consulting for early stage companies seeking capital.

JOHN GALAZIN                 Mr. Galazin, 58, has been a member of our board of
Director                     directors since October 2000. He received his
                             undergraduate degree from Michigan State University in 1965 and his Masters of Business Administration from the same institution in 1967. From 1995 until 2000, Mr. Galazin was President and Chief Executive
                             Officer of Beauty for All Seasons, Inc., an
                             Idaho-based company. He also served as Vice
                             President of International Sales and Marketing for
                             Jeunique International, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 31, 2002, by (1) each person and group we know that may be deemed to be beneficial owners of more than 5% of our outstanding common stock, (2) each current director, (3) each current named executive officer, and (4) all current directors and current named executive officers as a group. Except as otherwise noted, the address for each owner is in care of SureCare Services, Inc., 4299 San Felipe, Suite 300, Houston, Texas 77027. Certain of the shares listed below may be deemed to be owned beneficially by more than one stockholder under SEC rules.

                                                                           SHARES BENEFICIALLY     PERCENT OF
                                                                                 OWNED               CLASS
                                                                           -------------------     ----------
DIRECTORS AND EXECUTIVE OFFICERS

Robert Teague                                                                  779,280(1)           4.78%
Grant M. Gables                                                                928,210(2)           5.70%
Wayne A. Bertsch                                                               287,375(3)           1.76%
Sheryl Tatar Dacso                                                               5,000(4)              *
Howard B. Butler, Jr.                                                          692,909(5)           4.25%
Derek C. Ence                                                                  465,000(6)           2.85%
Lawrence J. Wedekind                                                           301,500(7)           1.85%
John V. Galazin                                                                265,000(8)           1.63%
Gene A. Kusmierz                                                               225,000(9)           1.38%

Directors and Executive Officers as a Group
(9 persons)                                                                  3,948,774(10)         24.24%

5% BENEFICIAL OWNERS

MiraQuest Ventures, LLC                                                      3,630,198(11)         22.29%
3749 Cloverdale Road
Boise, ID 83713

*        Less than 1%

(1) Includes 771,780 shares issuable upon the exercise of presently exercisable stock options.

(2) Includes 57 shares owned by Mr. Gables' spouse, and 402,940 shares issuable upon the exercise of presently exercisable stock options.

(3) Includes 287,375 shares issuable upon the exercise of presently exercisable stock options and warrants.

(4) Includes 0 shares issuable upon the exercise of presently exercisable warrants and options.

(5) Includes 345,500 shares issuable upon the exercise of presently exercisable stock options.

(6) Includes 125,000 shares issuable upon the exercise of presently exercisable stock options and warrants.

(7) Includes 229,000 shares issuable upon the exercise of presently exercisable stock options and warrants.

(8) Includes 125,000 shares issuable upon the exercise of presently exercisable stock options and warrants.

(9) Includes 125,000 shares issuable upon the exercise of presently exercisable stock options and warrants.

(10) Includes 2,411,595 shares issuable upon the exercise of presently exercisable stock options and warrants.

(11) Does not include 8,928,570 shares issuable upon the exercise of presently exercisable warrants. MiraQuest has committed to allow the repurchase for a nominal amount first of warrants (8,928,570) and then stock (941,230) to reduce its ownership percentage to 30% upon SureCare obtaining a commitment for $3,000,000 of a capital transaction, and without consideration of options granted since the repurchase agreement, thus resulting in an ownership % less than 30%. This transaction will be completed prior to the effective date of this registration statement.

                             EXECUTIVE COMPENSATION

CASH AND AWARDS

         The following table summarizes the compensation we paid to the chief executive officer and the most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                        -----------------------------------         ------------------------------
                                                                                    RESTRICTED          SECURITIES
              NAME AND                  FISCAL                                        STOCK             UNDERLYING
         PRINCIPAL POSITION              YEAR             SALARY      OTHER           AWARDS              OPTIONS
         ------------------             ------            ------      -----         ----------          ----------

  Robert Teague                          2001             $76,350      -0-             -0-                 444,360
  Chairman of the Board                  2000             125,400      -0-             -0-                 339,000
  & CEO                                  1999                 -0-      -0-             -0-                  60,000

  Grant M. Gables (1)                    2001             $81,668      -0-             -0-                 190,020
  President  &                           2000             101,835      -0-             -0-                 175,000
  Chief Operating Officer                1999              86,000      -0-             -0-                     -0-


(1) Mr. Gables' salary for 1999 does not include $22,000 deferred at his election. Mr. Gables' salary for 2000 includes $11,800 in partial payment of deferred salary.

OPTION GRANTS

         The following table sets forth certain information relating to stock options and stock appreciation rights granted to our principal officers during the last fiscal year.

                                        NUMBER OF
                                        SECURITIES      PERCENT OF TOTAL
                                        UNDERLYING        OPTIONS/SARS
                                       OPTIONS/SARS        GRANTED TO        EXERCISE OR BASE
             NAME                        GRANTED       EMPLOYEES IN FY2001      PRICE ($/SH)      EXPIRATION DATE
             ----                      ------------    -------------------   ----------------     ---------------

  Robert Teague                           162,510                                  $0.25              6-1-2011
                                          119,340                                  $0.25             6-19-2011
                                          162,510                                  $0.25             10-1-2011
                                        ---------
                                          444,360             13.7%

  Grant M. Gables                          95,010                                  $0.25              4-1-2011
                                           95,010                                  $0.25             10-1-2011
                                        ---------
                                          190,020              5.9%

         The following table sets forth certain information relating to stock options and stock appreciation rights exercised by our principal executive officers during the last fiscal year.


                              SHARES                                                VALUE OF UNEXERCISED
                            ACQUIRED ON     VALUE       NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
           NAME              EXERCISE      REALIZED    OPTIONS/SARS AT 12/31/01          AT 12/31/01
           ----             -----------    --------   --------------------------  -------------------------
                                                      exercisable/unexercisable   exercisable/unexercisable

  Robert Teague                 -0-          -0-          607,605 / 285,755                  N/A
  Grant M. Gables               -0-          -0-          261,265 / 153,755                  N/A


CERTAIN TRANSACTIONS

         On June 30, 2000, we entered into a stock purchase agreement with MiraQuest Capital Holdings, Inc./MiraQuest Ventures, LLC ("MiraQuest"), in which Messieurs Galazin and Ence are directors. The transaction provided us with $2,000,000 in funding and an equity interest in MiraQuest in exchange for which we issued 7,048,996 shares of our common stock, warrants to purchase 650,000 shares of our common stock at $.60 per share, and 513,266 shares of our Series A Convertible Preferred Stock, convertible into and voting as 10,266,320 shares of common stock. Effective as of July 27, 2001, we agreed with MiraQuest to restructure this transaction. As a result of that agreement we no longer own any equity interest in MiraQuest and MiraQuest and its affiliates own 4,571,428 shares of our common stock and warrants to purchase 8,928,570 shares of our common stock at $.28 per share, subject to an agreement to resell for a nominal sum sufficient warrants and shares of common stock to reduce their ownership interest to 30% if we are able to arrange additional investment in SureCare.

         We have entered an employment agreement dated as of August 1, 2000, with Grant Gables and a consulting agreement dated August 23, 2000, with Robert Teague. Mr. Gables' employment agreement provides that we will employ him for two years from the date of the agreement. Dr. Teague's consulting agreement does not contain a specific term. During the term of each of these agreements, they
(1) may be terminated by us with or without cause, (2) may be terminated by mutual agreement of the parties, or (3) may be terminated by the executive for any reason, or if he becomes disabled. If, during the term of the agreement, an executive is terminated by us without cause, then we will pay a severance benefit equivalent to the executive's compensation for six months, including benefits, but not including equity compensation. In April 2001, Dr. Teague and Mr. Gables agreed to reduce their compensation for an indeterminate period in order to help SureCare achieve its operational goals.

         In exchange for each executive's service under his agreement, the executive will:

         o receive annual base compensation, which will be paid biweekly, equal to $9,167 (reduced to $6,000) in the case of Mr. Gables and $10,450 (reduced to $5,000) in the case of Dr. Teague;

         o be awarded an annual cash bonus based on corporate performance criteria with a target bonus equal to 20% of annual base salary and stock option awards of 25,000 shares in the case of Mr. Gables and 50,000 shares in the case of Dr. Teague, based on certain corporate performance criteria;

         o have 25,000 options in the case of Mr. Gables and 50,000 in the case of Dr. Teague vest at the end of his first year of the agreement and 6,250 options in the case of Mr. Gables and 12,500 options in the case of Dr. Teague vest during each quarter of the second year of his agreement. Dr. Teague also received an option award of 50,000 shares of our common stock as a signing bonus.

         During 2001, we retained Howard Butler, one of our directors, to provide legal services in connection with pending litigation in which we were involved, and to act as our Corporate Secretary and General Counsel. Mr. Butler has not invoiced us for the costs of such representation, and has agreed to let the Board determine the amount. In addition, the Board of Directors has agreed to pay Mr. Butler a bonus relating to certain business provided to us through Texas Health Choice. The amount and payment terms of such bonus have not been established.

DIRECTOR COMPENSATION

         Directors receive no compensation for serving on the Board of Directors other than reimbursement of reasonable expenses in attending meetings of the Board of Directors. During the fiscal year ended December 31, 2001, each member of the Board of Directors was granted a five-year option to purchase 50,000 shares of our common stock for $0.25 per share. Such options were immediately vested and exercisable. In addition, each member of the Board of Directors that is not an employee or officer was granted a 10-year option to purchase 100,000 shares of our common stock for $0.25 per share. Of these options, 25,000 shares vested immediately and were immediately exercisable and 75,000 were subject to certain performance criteria that have not been met.

                                  LEGAL MATTERS

         Legal matters in connection with the validity of the shares of common stock offered hereby will be passed upon for us by Franklin, Cardwell & Jones, Houston, Texas.

                                     EXPERTS

         Our balance sheet as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2001, included in this prospectus and in the related Registration Statement, have been audited by Malone & Bailey, PLLC, independent accountants, as stated in their report appearing herein, and are included in reliance on the report of such firm given in their authority as experts in accounting and auditing.

         Deloitte & Touche LLP ("Deloitte") served as our independent accountants for 2000. Deloitte was dismissed on May 24, 2001, as our independent accountants. In its audited report for fiscal year 2000, Deloitte expressed doubt about our ability to continue as a going concern. There were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The decision to change accountants was recommended and approved by our board of directors on May 23, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

         This prospectus is part of a registration statement we have filed with the SEC relating to the securities that may be offered by the selling security holders. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's Public Reference Room.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

         Pursuant to Delaware law, our Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Our Certificate of Incorporation and Bylaws grant this indemnification to our officers and directors.

         To the extent that indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
    MediQuik Services, Inc.
Houston, Texas

         We have audited the accompanying balance sheets of MediQuik Services, Inc. ("MediQuik)") as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the two years then ended. These financial statements are the responsibility of the MediQuik's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the financial position of MediQuik Services, Inc. as of December 31, 2001 and 2000, and the results of its operations, changes in stockholders' equity (deficit), and cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that MediQuik will continue as a going concern. MediQuik's difficulties in meeting its financing needs, its recurring losses from operations, and its negative working capital as discussed in Note 2 raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ MALONE & BAILEY, PLLC
Houston, Texas
April 08, 2002

MEDIQUIK SERVICES, INC.

BALANCE SHEETS,
DECEMBER 31, 2001 AND 2000

--------------------------------------------------------------------------------


ASSETS                                                                                               2001              2000
                                                                                                --------------    --------------
CURRENT ASSETS:
   Cash and cash equivalents                                                                    $       44,812    $       18,649
   Accounts receivable, net of allowance of $351,794 and $88,702, respectively                         297,013           290,332
   Inventory                                                                                            21,042            55,963
                                                                                                --------------    --------------

                Total current assets                                                                   362,867           364,944

PROPERTY AND EQUIPMENT:
   Office equipment                                                                                    109,773           131,497
   Less accumulated depreciation                                                                       (34,913)          (20,141)
                                                                                                --------------    --------------

                Total property and equipment                                                            74,860           111,356

EQUITY INVESTMENT                                                                                           --         1,303,782

OTHER ASSETS, Net                                                                                      307,786           349,382
                                                                                                --------------    --------------

TOTAL                                                                                           $      745,513    $    2,129,464
                                                                                                ==============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Accounts payable                                                                             $      770,488    $      914,074
   Accrued expenses                                                                                  1,055,197           204,521
                                                                                                --------------    --------------

                Total current liabilities                                                            1,825,685         1,118,595

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
   Series A preferred stock - $.001 par value 1,000,000 shares authorized, as of December 31,
      2000  513,266 issued and outstanding ($20,530,640 involuntary liquidation preference)                 --               513
   Series B preferred stock - $.001 par value 1,000,000 shares authorized, as of December 31,
      2001 4,500 issued and outstanding ($90,000 involuntary liquidation preference)                         5                --
   Common stock - $.001 par value 50,000,000 shares authorized;
      11,061,528 shares issued and outstanding at December 31, 2001 and
      13,504,096  shares issued and outstanding at December 31, 2000                                    11,061            13,504
   Additional paid-in capital                                                                       15,954,977        16,036,447
   Accumulated deficit                                                                             (17,046,215)      (15,039,595)
                                                                                                --------------    --------------

                Total stockholders' equity (deficit)                                                (1,080,172)        1,010,869
                                                                                                --------------    --------------

TOTAL                                                                                           $      745,513    $    2,129,464
                                                                                                ==============    ==============


See accompanying summary of accounting policies and notes to financial statements.

MEDIQUIK SERVICES, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


                                                          2001              2000
                                                     --------------    --------------

SALES                                                $    2,507,740    $    1,744,022

COST OF SALES                                             1,529,932         1,347,743
                                                     --------------    --------------

GROSS PROFIT                                                977,808           396,279

OPERATING EXPENSES:
   Salaries - officers                                      262,542           882,030
   Consulting fees                                           75,188           467,362
   Selling, general and administrative                    1,576,154         1,569,766
   Charge for summary judgement                             739,794                --
   Charge for lease abatement                               229,692                --
                                                     --------------    --------------

                Total operating expenses                  2,883,370         2,919,158
                                                     --------------    --------------

LOSS FROM OPERATIONS                                     (1,905,562)       (2,522,879)

IMPAIRMENT ON EQUITY INVESTMENT:                                 --        (7,800,000)

LOSS FROM EQUITY INVESTMENT:                                     --           (96,218)

OTHER INCOME (EXPENSE):
   Interest income                                            1,291                --
   Other income (expense)                                  (100,226)           (3,894)
   Interest expense                                          (2,123)           (6,471)
                                                     --------------    --------------

                Total other (expense) income               (101,058)          (10,365)
                                                     --------------    --------------

NET LOSS                                             $   (2,006,620)   $  (10,429,462)
                                                     ==============    ==============

BASIC AND DILUTED LOSS PER SHARE                     $        (0.16)   $        (1.29)
                                                     ==============    ==============

BASIC WEIGHTED-AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                              12,882,682         8,110,747
                                                     ==============    ==============

DILUTED WEIGHTED-AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                              12,882,682         8,110,747
                                                     ==============    ==============



See accompanying summary of accounting policies and notes to financial statements.

MEDIQUIK SERVICES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER'S
EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------



                                                       PREFERRED                                              ADDITIONAL
                                             ----------------------------       COMMON         COMMON          PAID-IN
                                                SHARES          STOCK           SHARES          STOCK          CAPITAL
                                             ------------    ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 1999                             --              --       6,032,007    $      6,033    $  4,143,311

   Issuance of common stock for
      services                                         --              --         158,746             159         317,341

   Issuance of common stock under
      employment agreement                             --              --         135,879             135         228,113

   Issuance of stock for consulting
      services                                         --              --          62,567              62          39,980

   Issuance of stock for interest in
      subsidiary                                       --              --          65,901              66         115,264

   Transfer of stock with MiraQuest               513,266    $        513       7,048,996           7,049      11,192,438

   Net loss                                            --              --              --              --              --
                                             ------------    ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 2000                        513,266             513      13,504,096          13,504      16,036,447

   Issuance of common stock for
      services                                         --              --          35,000              35           2,765

   Issuance of options in settlement of
      deferred salaries                                --              --              --              --         126,560

   Issuance of Preferred B stock in
      settlement of trade payables                  4,500               5              --              --          89,995

   Cancellation of Preferred A and
      common stock in Unwind                     (513,266)           (513)     (2,477,568)         (2,478)       (300,791)

   Net loss                                            --              --              --              --              --
                                             ------------    ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 2001                          4,500    $          5      11,061,528    $     11,061    $ 15,954,976
                                             ============    ============    ============    ============    ============




                                               ACCUMULATED
                                                  DEFICIT          TOTAL
                                               ------------    ------------

BALANCE, DECEMBER 31, 1999                     $ (4,610,133)   $   (460,789)

   Issuance of common stock for
      services                                           --         317,500

   Issuance of common stock under
      employment agreement                               --         228,248

   Issuance of stock for consulting
      services                                           --          40,042

   Issuance of stock for interest in
      subsidiary                                         --         115,330

   Transfer of stock with MiraQuest                      --      11,200,000

   Net loss                                     (10,429,462)    (10,429,462)
                                               ------------    ------------

BALANCE, DECEMBER 31, 2000                      (15,039,595)      1,010,869

   Issuance of common stock for
      services                                           --           2,800

   Issuance of options in settlement of
      deferred salaries                                  --         126,560

   Issuance of Preferred B stock in
      settlement of trade payables                       --          90,000

   Cancellation of Preferred A and
      common stock in Unwind                             --        (303,782)

   Net loss                                      (2,006,620)     (2,006,620)
                                               ------------    ------------

BALANCE, DECEMBER 31, 2001                     $(17,046,215)   $ (1,080,173)
                                               ============    ============

MEDIQUIK SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GOING-CONCERN MATTERS

ORGANIZATION AND BUSINESS ACTIVITY - MediQuik Services, Inc. ("MediQuik") is an early stage healthcare services company specializing in the delivery of medical supplies and chronic disease management programs to chronically ill members. MediQuik was organized in Delaware on April 7, 1998. MediQuik entered into a Stock Purchase Agreement dated as of June 30, 2000 (the "Stock Purchase Agreement") with MiraQuest Ventures LLC ("MiraQuest") pursuant to which the parties agreed to exchange equity interests of each other. Effective September 1, 2000, MiraQuest acquired: (i) 7,048,996 shares of common stock of MediQuik;
(ii) 513,266 shares of Series A convertible preferred stock of MediQuik convertible into 10,265,320 shares of MediQuik's common stock; and a warrant for the purchase of an additional 650,000 shares of common stock of MediQuik exercisable at a price of $.60 per share. In exchange, MediQuik received 7,251,600 membership units of MiraQuest and $2,000,000 cash represented in part by the cancellation of loans previously made by MiraQuest to MediQuik. As a result of the transaction, MediQuik became a majority-owned subsidiary of MiraQuest (see Note 4). The combining of MiraQuest and MediQuik was intended to strengthen the medical businesses of each company and to create the opportunity for more rapid revenue growth.

Effective July 27, 2001, MediQuik, MiraQuest Ventures, LLC ("MiraQuest"), Ball Investors, LLC ("Ball Investors"), and the Allen and Connie Ball Living Trust ("Ball Trust") entered a Partial Transaction Reversal Agreement to restructure certain stock exchange and loan transactions between MediQuik and MiraQuest, Ball Investors, and Ball Trust (the "Restructure Transaction"). The net effect of the Restructure Transaction immediately following the closing was to reduce the carrying value of liabilities by $1,000,000, the carrying value of long-term assets by $1,303,782, and paid in capital by the net difference of $303,782. Total shares of common stock outstanding was reduced from 23,769,416 shares (on a fully diluted basis) to 11,026,528 (on a fully diluted basis) and MiraQuest's ownership of MediQuik was reduced from 17,314,316 shares on a fully diluted basis (73%) to 4,571,428 common shares on a fully diluted basis (41%). In addition, in connection with the Restructure Transaction in the third quarter, MediQuik issued 4,500 shares of Series B Preferred shares with a liquidating preference of $90,000 for the settlement of $90,000 of trade payables, and redeemed the entire 513,266 shares of Series A Preferred Shares previously issued. In addition, MiraQuest received warrants to purchase 8,928,570 shares of MediQuik common stock at an exercise price of $0.28 per share, and agreed to surrender first warrants and then shares as necessary to reduce its ownership to 30% upon the satisfaction of certain additional equity investments in MediQuik by third parties.

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of MediQuik and its 100%-owned subsidiary ChronicRX.com. All significant intercompany accounts and transactions have been eliminated. MediQuik has determined that its business no longer requires a separate entity, has merged the operations and assets of ChronicRX.com into Mediquik Services Inc., and has discontinued that separate corporate entity.

USE OF ESTIMATES - The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that directly affect the results of reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from these estimates.

REVENUE AND COST RECOGNITION - MediQuik generates revenue from provider agreements by delivering medical supplies directly to members covered by these provider agreements. MediQuik recognizes revenues from sales contracts when products are shipped.

INVENTORY - Inventory consists of chronic disease management products and is reflected in the consolidated financial statements at the lower of cost (first in first out) or market.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents for purposes of these consolidated financial statements are considered to be all highly liquid debt instruments with an original maturity of three months or less.

BAD DEBTS - An allowance for bad debts is provided for based on management's best estimates of amounts that are deemed uncollectible. Such allowance is $369,503 and $351,794 at December 31, 2001 and 2000, respectively.

PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Maintenance and repair costs are charged to expenses as incurred, while major renewals and betterments are capitalized. Upon disposal of an asset, the difference between the sales proceeds and the net book value is charged or credited to income. MediQuik expenses software costs incurred in the preliminary project stage and thereafter capitalizes costs incurred in developing or obtaining internal use software. Certain costs, such as licensing, maintenance, and training are expensed as incurred. Depreciation of property is provided using primarily the straight-line method over the following estimated useful lives:


CLASSIFICATION                                        YEARS

Internet site                                           3
Office equipment                                        5
Furniture and fixtures                                  7

Depreciation expense was $14,772 and $12,926 for the years ended December 31, 2001 and 2000, respectively.

OTHER ASSETS - Other assets consist primarily of software costs. An intangible asset related to an exclusive marketing representative agreement was determined to have no value at the end of 2001. Accumulated amortization on other assets was $72,303 and $16,181 for the years ended December 31, 2001 and 2000, respectively.

LONG-LIVE ASSETS - MediQuik records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets is less than the carrying value of those assets.

SIGNIFICANT CUSTOMERS - MediQuik had sales to five significant customers of approximately 82% for the year ended December 31, 2001, and 87% for the year ended December 31, 2000. Such customers represented approximately 85% and 82% of the accounts receivable balances at December 31, 2001 and 2000.

RECENT PRONOUNCEMENTS - Mediquik does not expect the adoption of recently issued accounting pronouncements to have a significant impact on MediQuik's results of operations, financial position or cash flow.

2.    BASIS OF FINANCIAL STATEMENTS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 2001 and 2000, MediQuik incurred net losses of $2,006,620 and $10,429,462, respectively, and, as of those dates, MediQuik's current liabilities exceeded its current assets by $1,462,818 and $753,651. These factors among others raise substantial doubt about MediQuik's ability to continue as a going concern.


MediQuik raised an additional $1,000,000 of debt financing in January and May 2001, which under the plan to partially reverse the MiraQuest transaction converted to equity (see Note 4). The proceeds of the debt financing were used to fund current working capital requirements. Management implemented a plan in 2001 to conserve its working capital by reducing its operating expenses and focusing on more profitable lines of business. Management is also in the process of negotiating extended payment terms with its vendors as well as seeking additional sources of debt and or equity financing; however, no assurances can be given that MediQuik will be able to successfully conclude the arrangements being considered.


The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should MediQuik be unable to continue as a going concern. MediQuik's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, to satisfy the Bayer Judgment, and ultimately to attain successful operations.

3.    EARNINGS PER SHARE

Basic earnings (loss) per share amounts are calculated using the average number of common shares outstanding during each period. Diluted earnings per share assumes the exercise of all stock options and warrants having exercise prices less than the average market price of the common stock using the treasury stock method. Since MediQuik incurred a loss for each period presented, all potentially dilutive securities have been excluded, as they were anti-dilutive. The following table lists all potentially dilutive securities as of December 31, 2001 and 2000:


                                                                                                     NUMBER OF SHARES
                                 TYPE OF                                      PER UNIT              OF COMMON STOCK
      DATE OF ISSUE             SECURITY                    QUANTITY       EXERCISE PRICE            IF CONVERTED
      -------------             --------                  ------------    ----------------         -------------------
December 1999                   Warrants                      215,000        2.00                             --
January - June 2000             Warrants                      317,500        2.00                             --
September 2000                  Warrants                      650,000        0.60                             --
January, 2001                   Warrants                    3,571,428        0.28                             --
May, 2001                       Warrants                    5,357,142        0.28                             --
1999                            Options                       100,000        1.75                             --
2000                            Options                     1,040,863        1.45                             --
2001                            Options                     2,847,793        0.25



4.   INVESTMENTS

As discussed in Note 1, MediQuik exchanged its common stock, preferred stock, and warrants for 7,251,600 membership units of MiraQuest and $2,000,000 in cash, which represented an approximate 17% ownership in the membership units of MiraQuest. The membership units in MiraQuest were valued by an independent appraisal at $9,200,000, at September 29, 2000, the effective date of the foregoing transaction.

In connection with the Stock Purchase Agreement with MiraQuest, MediQuik and MiraQuest entered into a voting agreement (the "Voting Agreement") whereby MiraQuest agreed to vote its 2 of the 7 total MediQuik board members in a manner consistent with the other five MediQuik board members regarding the selection of new board members. This agreement expired in August 2001.

Shortly after the transaction was closed, MediQuik expanded its positions on its board of directors from 7 to 9, of which MiraQuest had the ability to appoint 4 members. Thus, although it owned a majority interest, MiraQuest was not deemed to have control of MediQuik.

Therefore, MediQuik initially recorded its MiraQuest membership units as an investment. However, in conjunction with the loan MediQuik received from an affiliate of MiraQuest, MediQuik increased the positions on its board of directors from 9 to 11, of which MiraQuest and its affiliates subsequently gained the ability to appoint 6 members in January 2001. MediQuik believed the ability of MiraQuest to appoint the majority of its board members and therefore control MediQuik was temporary, as both MediQuik's and MiraQuest's boards of directors subsequently approved a partial reversal of the initial Stock Purchase Agreement. The plan to partially reverse the original transaction (the "Plan") was approved by both boards on April 20, 2001. The Plan resulted in i) MediQuik's redemption of all of its currently outstanding preferred shares; ii) MediQuik's return of all of its membership units of MiraQuest; iii) an additional cash equity contribution of $500,000 from MiraQuest to MediQuik; iv) the restructuring of MediQuik's $500,000 note and warrants to Ball Investors, LLC, an affiliate of MiraQuest, as well as restructuring MediQuik's indebtedness to a third-party vendor; v) MiraQuest's agreement to sell back to MediQuik a number of MediQuik's common shares and/or warrants for nominal consideration once another capital partner is found for MediQuik; vi) MiraQuest's agreement to relinquish control of MediQuik's board of directors at the next annual shareholder's meeting. The result of the Plan would be for MiraQuest to retain approximately 30% equity ownership of MediQuik after the additional investment by another capital partner.

Additionally, MediQuik reduced its investment in MiraQuest membership units in the amount of $96,218 for MediQuik's share of the net loss recognized by MiraQuest for the three months ended December 31, 2000, the period in which MediQuik owned the membership units.

In the fourth quarter of 2000, MediQuik recognized an impairment loss of $7,800,000 related to its investment in MiraQuest membership units due to a permanent decline in value of a major MiraQuest subsidiary. The MiraQuest subsidiary failed to obtain necessary financing and ceased its operations. MiraQuest has determined the fair market value of its investment in the subsidiary was zero. MediQuik's impairment was determined based on its pro rata share of the impairment.

5.   JUDGMENT; LEASE ABATEMENT

On December 20, 2001, The United States District Court, Southern District of Texas, ("the Court") rendered a final judgment (the "Judgment) granting Bayer Corporation's ("Bayer") motion for a summary judgment against MediQuik, granting

$494,004 in compensatory damages, $125,790.46 in pre-judgment interest, and post-judgment interest at the rate of 2.21% per annum. In addition, on March 9, 2002, the Court awarded legal fees to Bayer in the amount of $118,829.65. MediQuik does not have the resources to pay the Judgment, and has entered into negotiations with Bayer to set up a payment plan that would allow MediQuik to execute its operational plan. The outcome of the negotiations cannot be determined at this time. MediQuik has accrued a total liability of approximately $740,000 in connection with the Judgment

In the fourth quarter of 2001, after determining that its office lease included more space than required, MediQuik entered into an amendment of its office lease, by which approximately 1/2 the space was relinquished to the landlord in return for abatement of the monthly lease fee. The abatement was predicated on the ability of the landlord to re-lease the space vacated by MediQuik, and included a penalty payable over the remainder of the lease based on the period of time to re-lease, initially believed to be achievable by the end of the first quarter of 2002. Due to circumstances beyond MediQuik's and the Landlord's control, the re-lease has not been achieved, and as of December 31, 2001, MediQuik has accrued an estimated penalty of $229,692 in connection therewith.

6.    SUBSIDIARY

In May 1999 MediQuik formed an 80%-owned subsidiary known as ChronicRX.com to provide Internet-based pharmacy services. In June 2000 MediQuik purchased the remaining 20% interest from the investors for 65,903 shares of MediQuik's common stock at $1.75 per share, making ChronicRX.com a wholly owned subsidiary of MediQuik. ChronicRX.com was formed to focus on the chronic care sector and specialize in prescription and non-prescription medicines and management products used to treat chronic diseases of all kinds. ChronicRX.com had a net loss of approximately $78,499 for the year ended December 31, 2000, and had a deficiency in net assets. Chronic RX.com had no operations in 2001, and MediQuik determined that a separate subsidiary was no longer necessary. The subsidiary has been terminated and the assets and liabilities assumed by MediQuik. The company is currently using the trade name "Chronic Rx.com" in conjunction with its Internet offerings.

7.    INCOME TAXES

MediQuik has a net operating loss carryforward of approximately $5,900,000 and $4,900,000 as of December 31, 2001 and 2000, respectively, that may be applied against future federal taxable income. This loss gives rise to a deferred tax asset at December 31, 2001 and 2000 of approximately $2,000,000 and $1,666,000, respectively. Management has established a valuation allowance equal to the amount of the deferred tax asset, as it is more likely than not that MediQuik will not be able to realize this asset. The loss carryforwards begin to expire on December 31, 2018.

8.    EQUITY TRANSACTIONS

PREFERRED STOCK - In September 2000 MediQuik issued 513,266 shares of Series A preferred stock in connection with the MiraQuest transaction described in Note
1. The Series A preferred stock had voting and dividend rights equivalent to MediQuik's common stock on an "as converted" basis. Each share of the Series A preferred stock could be converted at any time and at the option of the holder, into 20 shares of MediQuik's common stock. In the event of a voluntary or involuntary liquidation, dissolution, or winding up at MediQuik, the holders of the Series A preferred stock was entitled to receive an amount equal to $40.00 per share, less any cash dividends previously declared and paid by MediQuik. All the Series A Preferred shares were cancelled in connection with the Restructure Transaction discussed in Note 1. In addition, 4,500 shares of Series B Preferred were issued in that transaction, with a liquidation preference of $90,000 and no voting rights or conversion rights.

WARRANTS - In connection with the sale of common stock, MediQuik issued warrants to purchase 317,500 shares of common stock at an exercise price of $2.00 per share. The warrants became exercisable in September 2000 and expire in December 2004.

In December 1999, in connection with the sale of common stock MediQuik issued warrants to purchase 215,000 shares of common stock at an exercise price of $2.00. The warrants expire in December 2003.

In September 2000, in connection with the MiraQuest Transaction described in
Note 1, MediQuik issued warrants to purchase 650,000 shares of common stock at $0.60 per share. These warrants remain outstanding notwithstanding the Restructure Transaction described in Note 1. The warrants expire in 2010.

In connection with the Restructure Transaction discussed in Note 1, in July of 2001 MediQuik issued warrants to purchase 8,928,570 shares of common stock at $0.28 per share. These warrants are subject to the agreement to reduce MiraQuest's ownership to 30% upon the achievement of certain capital investment by third parties.

PRIVATE STOCK OFFERINGS - MediQuik issued 158,746 shares of common stock for $317,500 during the first six months of 2000.

OTHER EQUITY TRANSACTIONS - In October 2001, MediQuik issued 35,000 shares of common stock to its landlord for services at a fair value of $2,800.

In September of 2001, MediQuik issued 4,500 shares of Preferred B stock to settle an account payable for $90,000.

In June 2001, MediQuik issued options to purchase 512,240 shares of common stock at $0.25 per share to employees for wages of $126,560. The options expire in June of 2010.

During 2000, MediQuik issued 135,879 shares of common stock with a fair value of $228,248 to various consultants and employees of MediQuik.

In November 2000 MediQuik issued 62,567 shares of common stock with a fair value of $40,042 for consulting services to a third party.

In September 2000 MediQuik issued 7,048,996 shares of common stock, 513,266 shares of Series A preferred stock, and 650,000 warrants in exchange for $2,000,000 in cash and 7,251,6000 shares of MiraQuest membership units.

In June 2000 MediQuik issued 65,901 shares of common stock with a value of $115,330 to the minority shareholders of ChronicRX.com in order to acquire the remaining 20% interest of that entity.

9.    RELATED-PARTY TRANSACTIONS

During the years ended December 31, 2001 and 2000, MediQuik paid for business plan development and investment banking services furnished by an affiliate, and certain consulting and legal services performed by other related parties. During the years ended December 31, 2001 and 2000, MediQuik incurred expenses of $44,000 and $55,527 for these services, respectively, which are included in the consolidated statements of operations. In addition, as of December 31, 2001 MediQuik has accrued wages of $24,120 to a Company officer who is a shareholder of MediQuik.

10.   STOCK INCENTIVE PLAN

MediQuik completed a Stock Incentive Plan (the "Plan") to provide stock incentives to certain key employees and directors of MediQuik. An aggregate of 3,000,000 shares of common stock may be issued pursuant to the existing Stock Incentive Plan. MediQuik has granted options and restricted stock under the Plan to officers, directors and key employees that aggregate more than the number authorized under the Plan and will seek shareholder approval to increase the aggregate number of shares available to 7,500,000 and ratification of the excess grants.

A summary of the status of MediQuik's stock option activity, and related information for the years ended December 31, 2001 and 2000 is presented below


                                                          WEIGHTED-AVERAGE
                                               SHARES      EXERCISE PRICE
                                           ------------   ---------------

Outstanding December 31, 1999                   100,000   $       1.75
   Granted                                    1,340,863           1.13
   Exercised                                         --             --
   Forfeited                                         --             --
                                           ------------   ------------

Outstanding December 31, 2000                 1,440,863           1.36
   Granted                                    2,867,207           0.25
   Exercised                                         --             --
   Forfeited                                    319,414           0.72
                                           ------------   ------------

Outstanding December 31, 2001                 3,988,656   $       0.60

The following table summarizes information about stock options outstanding as of December 31, 2001:


                                          WEIGHTED-                                               WEIGHTED-
                                           AVERAGE           WEIGHTED-                           AVERAGE PRICE
        EXERCISE                         REMAINING           AVERAGE         EXERCISABLE        OF EXERCISABLE
         PRICE               SHARES   CONTRACTUAL LIFE   EXERCISE PRICE         SHARES              SHARES
     ---------------    ------------  ----------------  ----------------    -------------      -----------------
     Less than $1.00       3,214,793         8.47                0.32           2,363,416           0.28
               $1.75         723,863         1.82                1.75             432,863           1.75
               $2.00          50,000         0.33                2.00              50,000           2.00
                         -----------    ---------          ----------         -----------      ---------

                           3,988,656         7.16                0.60           2,846,279           0.53

Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") encourages, but does not require, companies to record compensation cost for employee stock-based compensation plans at fair value as determined by generally recognized option pricing models such as the Black-Scholes model or the binomial model. Because of the inexact and subjective nature of deriving stock option values using these methods, MediQuik has adopted the disclosure-only provisions of SFAS 123 and continues to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized for the Plan. Had compensation costs for MediQuik's stock option plans been determined based on the fair value at the grant date consistent with provisions of SFAS 123, MediQuik's net loss would have been increased by $202,379 in 2001 and $77,031 in 2000.

11.      COMMITMENTS AND CONTINGENCIES

MediQuik has entered into several provider agreements with various corporations for terms ranging from one to five years. MediQuik supplies diagnostic products to the members under these provider agreements.

LEASE - See Note 5 for a discussion of the Lease Abatement. In October 2000, MediQuik entered into a new five-year lease agreement for office space. As discussed in Note 5, in October of 2001, MediQuik entered into a new agreement under which it surrendered approximately 1/2 the space for a fixed rent abatement and a deferred payment contingent upon the re-lease of the surrendered property by the landlord. In connection therewith, MediQuik has accrued the maximum deferred rental payment of $229,692, of which the terms of payment are being negotiated. The minimum lease payments under such agreement are as follows:




2002                              $   89,466
2003                                  91,720
2004                                  94,024
2005                                  71,836
                                  ----------

Total                             $  347,046
                                  ==========

Rent expense amounted to $152,249 and $100,721 for the years ended December 31, 2001 and 2000, respectively.


SETTLEMENT -See Note 5 for a discussion of the outcome of the Bayer suit. MediQuik has continuing discussions with Bayer regarding payment of the Judgment entered in connection therewith, but there is no assurance that payment terms, if any, will be conducive to the execution of MediQuik's plan of operation.


ADDITIONAL CAPITAL - MediQuik continues its dialogue with potential investors regarding additional capital investment into MediQuik. The terms and conditions under which additional capital (if any) may be raised cannot be determined at this time. There is no assurance that MediQuik's efforts will be successful, and if so, what the potential dilution of existing shareholders may be.

MEDIQUIK SERVICES, INC.

BALANCE SHEETS,
MARCH 31, 2002 AND DECEMBER 31, 2001

--------------------------------------------------------------------------------




                                                                                           March 31,      December 31,
ASSETS                                                                                       2002             2001
                                                                                        --------------    --------------
                                                                                         (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                                                            $        9,151    $       44,812
   Accounts receivable, net of allowance of $394,158 and $369,503, respectively                253,154           297,013
   Inventory                                                                                    12,868            21,042
                                                                                        --------------    --------------

                Total current assets                                                           275,173           362,867

PROPERTY AND EQUIPMENT:
   Office equipment                                                                            109,773           109,773
   Less accumulated depreciation                                                               (38,944)          (34,913)
                                                                                        --------------    --------------

                Total property and equipment                                                    70,829            74,860

EQUITY INVESTMENT                                                                                   --                --

OTHER ASSETS, Net                                                                              278,952           307,786
                                                                                        --------------    --------------

TOTAL                                                                                   $      624,954    $      745,513
                                                                                        ==============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Current portion of long-term debt                                                    $       46,331    $            0
   Accounts payable                                                                            788,913           770,488
   Accrued expenses                                                                            296,341         1,055,197
                                                                                        --------------    --------------

                Total current liabilities                                                    1,131,585         1,825,685

LONG-TERM DEBT                                                                                 712,212

                Total Liabilities                                                            1,843,797         1,825,685
                                                                                        --------------    --------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
   Series B preferred stock - $.001 par value 4,500 shares authorized and outstanding
      as of March 31, 2002 and December 31,2001                                                      5                 5
   Common stock - $.001 par value 50,000,000 shares authorized;
      11,061,528 shares issued and outstanding at March 31, 2002 and
      December 31, 2001                                                                         11,061            11,061
   Additional paid-in capital                                                               15,954,977        15,954,977
   Accumulated deficit                                                                     (17,184,886)      (17,046,215)
                                                                                        --------------    --------------

                Total stockholders' equity (deficit)                                        (1,218,843)       (1,080,172)
                                                                                        --------------    --------------

TOTAL                                                                                   $      624,954    $      745,513
                                                                                        ==============    ==============

MEDIQUIK SERVICES, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)
March 31, 2002 and March 31, 2001
--------------------------------------------------------------------------------


                                                   Three Months       Three Months
                                                      ended             ended
                                                     March 31,         March 31,
                                                       2002              2001
                                                  --------------    --------------

SALES                                             $      375,565    $      614,983

COST OF SALES                                            200,875           434,650
                                                  --------------    --------------

GROSS PROFIT                                             174,690           180,333

OPERATING EXPENSES:
   Salaries - officers                                    20,500            91,768
   Consulting fees                                        38,560            34,967
   Other                                                 255,219           547,921
                                                  --------------    --------------

                Total operating expenses                 314,279           674,656
                                                  --------------    --------------

LOSS FROM OPERATIONS                                    (139,589)         (494,323)

OTHER INCOME (EXPENSE):
   Interest expense                                         (125)           (1,537)
                                                  --------------    --------------

                Total other (expense) income                 125             1,537
                                                  --------------    --------------

NET LOSS                                          $     (139,714)   $     (495,860)
                                                  ==============    ==============

BASIC AND DILUTED LOSS PER SHARE                  $        (0.01)   $        (0.04)
                                                  ==============    ==============

BASIC WEIGHTED-AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                           11,061,528        13,504,096
                                                  ==============    ==============

DILUTED WEIGHTED-AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                           11,061,528        13,504,096
                                                  ==============    ==============

MEDIQUIK SERVICES, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)
March 31, 2002 and March 31, 2001
--------------------------------------------------------------------------------




                                                                    Three Months       Three Months
                                                                       Ended             Ended
                                                                      March 31,         March 31,
                                                                        2002               2001
                                                                    --------------    --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                         $     (138,670)   $     (495,860)
   Adjustment for noncash transactions:
      Common stock and warrants issued for services                             --                --
      Depreciation and amortization                                         32,866            12,116
      Provision for losses on accounts receivable                           24,655            42,448
   Net changes in assets and liabilities:
      Accounts receivable                                                   19,203          (144,540)
      Inventory                                                              8,174             4,596
      Accounts payable                                                      37,173           184,116
      Accrued expenses                                                     (19,062)          (26,769)
      Other assets                                                              --           (82,510)
                                                                    --------------    --------------

                Net cash used in operating activities                      (35,661)         (506,403)
                                                                    --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES -
   Capital expenditures                                                         --              (276)
                                                                    --------------    --------------

                Net cash used in investing activities                           --              (276)
                                                                    --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of common stock                                           --                --
   Proceeds from sales of interests in subsidiary                               --                --
   Proceeds from Ball/MiraQuest transactions                                    --           500,000
                                                                    --------------    --------------

                Net cash provided by financing activities                       --           500,000
                                                                    --------------    --------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                       (35,661)           (6,679)

CASH AND CASH EQUIVALENTS, Beginning of period                              44,812            18,649
                                                                    --------------    --------------

CASH AND CASH EQUIVALENTS, End of period                            $        9,151    $       11,970
                                                                    ==============    ==============

SUPPLEMENTAL CASH FLOW DISCLOSURES -
   Interest paid                                                    $          125    $       12,523

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; provided, however, that if the person is found to be liable to the corporation, no indemnification shall be made except to the extent that the court determines that indemnification is fair and reasonable under the circumstances.

         Section 145(g) of the General Corporation Law provides, in general, that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

         Section 102(b)(7) of the General Corporation Law provides, in general, that a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law (dealing with the payment of unlawful dividends, stock purchases or redemptions), or (iv) any transaction in which the director derived an improper personal benefit.

         Article XVI of the our Certificate of Incorporation limits the personal liability of a director as permitted by the General Corporation Law and Article XV of our Certificate of Incorporation gives a director or officer the right to be indemnified by us to the fullest extent permitted under Delaware law.

ITEM 25: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

         The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by us, are as follows:

Registration Fee                                $    500
Printing                                           5,000
Legal Fees and Expenses                           35,000
Accounting Fees and Expenses                       7,500
Miscellaneous                                     37,000
                                                --------

         Total                                  $ 85,000

ITEM 26: RECENT SALES OF UNREGISTERED SECURITIES.

         On June 17, 2002, we entered into a consulting agreement with SGX Solutions, LLC providing for the issuance of 60,000 shares of common stock in exchange for consulting services. . The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act of 1933.

ITEM 27: EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:

            3.1 Certificate of Incorporation of MediQuik Services, Inc. (incorporated by reference to exhibit 3(i)-a to the Company's Current Report on Form 8-K filed with the commission on September 20, 2000)

            3.2 Certificate of Amendment to the Certificate of Incorporation of MediQuik Services, Inc. (incorporated by reference to exhibit 3(i)-c to the Company's Current Report on Form 8-K filed with the commission on September 20, 2000)

            3.3 Certificate of Designations (incorporated by reference to exhibit 3(i)-a to the Company's Current Report on Form 8-K filed with the commission on September 20, 2000)


            3.4 Certificate of Amendment to the Certificate of Incorporation of MediQuik Services, Inc. filed with the Secretary of State of Delaware on June 11, 2002. (incorporated by reference to exhibit 3.4 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002.


            3.5 Bylaws of MediQuik Services, Inc. (incorporated by reference to exhibit 2.2 to the Company's Registration on Form 10SB-12 filed with the commission on August 24, 1999)

            4.1 Description of the Company's Common Stock (incorporated by reference to the Description of Securities in the Company's Registration on Form 10SB-12 filed with the commission on August 24, 1999)

            5.1 Opinion of Franklin, Cardwell & Jones regarding the legality of Common Stock. (incorporated by reference to exhibit 5.1 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)


            9.1 Voting Trust Agreement dated August 29, 2000, between MediQuik Services, Inc. and MiraQuest Ventures, LLC (incorporated by reference to exhibit 3(i)-a to the Company's Current Report on Form 8-K filed with the commission on September 20, 2000)

           10.1 Employment Agreement dated August 22, 2000, by and between MediQuik Services, Inc. and Robert Teague, MD (incorporated by reference to exhibit (b)(10) to the Company's Quarterly Report on Form 10-QSB filed with the commission on January 4, 2001)

           10.2 Employment Agreement dated August 1, 2000, by and between MediQuik Services, Inc. and Grant M. Gables (incorporated by reference to exhibit (b)(10) to the Company's Quarterly Report on Form 10-QSB filed with the commission on January 4, 2001)

           10.3 MediQuik Stock Incentive Plan (incorporated by reference to exhibit 6.1 to the Company's Registration on Form 10SB-12 filed with the commission on August 24, 1999)


           10.4 Equity Line of Credit Agreement dated May 2, 2002, by and between MediQuik Services, Inc. and Cornell Capital Partners, L.P. (incorporated by reference to exhibit 10.4 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

           10.5 Registration Rights Agreement dated May 2, 2002, by and between MediQuik Services, Inc. and Cornell Capital Partners, L.P. (incorporated by reference to exhibit 10.5 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

           10.6 Letter Agreement for Investment Banking Services dated April 10, 2002, by and between MediQuik Services Inc. and Chapman, Spira & Carson, L.L.C. (incorporated by reference to exhibit
                  10.6 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

           10.7 Escrow Agreement dated May 2, 2002, by and between MediQuik Services Inc., Cornell Capital partners, L.P., Butler Gonzalez, LLP, and First Union National Bank. (incorporated by reference to exhibit 10.7 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26,
                  2002)

           10.8 Placement Agent Agreement dated May 2, 2002, by and between MediQuik Services, Inc. and Westrock Advisors, Inc. (incorporated by reference to exhibit 10.8 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

           10.9 Payment Agreement dated April 30, 2002, by and between MediQuik Services, Inc. and Bayer Corporation. (incorporated by reference to exhibit 10.9 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26,
                  2002)


          *23.1   Consent of Malone & Bailey, PLLC


           23.2   Consent of Franklin, Cardwell & Jones (included in exhibit
                  5.1)



           24.1 Power of Attorney (incorporated by reference to the signature page of the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)


* Filed with this Registration Statement.

ITEM 28: UNDERTAKINGS.

         The undersigned registrant will:

         (1) File, during any period in it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) reflect, in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on this 25th day of July, 2002.


                                      SURECARE, INC.



                                      BY: /s/ Robert Teague, M.D.
                                          Robert Teague, M.D.
                                          Chairman of the Board and Chief
                                            Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following individuals in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this 25th day of July, 2002.




         Signature                                 Title
         ---------                                 -----

         /s/ Robert Teague, M.D.
         ROBERT TEAGUE, M.D.                       Chairman of the Board of Directors
                                                   and Chief Executive Officer
                                                   (Principal Executive Officer)

         /s/ Wayne Bertsch
         WAYNE BERTSCH                             Financial Officer
                                                   (Principal Financial Officer
                                                   and Principal Accounting
                                                   Officer)


         *
         HOWARD B. BUTLER, JR.                     Director


         *
         GRANT M. GABLES                           Director


         *
         LAWRENCE J. WEDEKIND                      Director


         *
         DEREK C. ENCE                             Director


         *
         GENE A. KUSMIERZ                          Director


         *
         JOHN GALAZIN                              Director


         */s/ Robert Teague, M.D.
         ROBERT TEAGUE, M.D.                       Attorney-in-fact

                                  EXHIBIT INDEX



EXHIBIT                                 DESCRIPTION
-------                                 -----------

     3.1       Certificate of Incorporation of MediQuik Services, Inc.
               (incorporated by reference to exhibit 3(i)-a to the Company's
               Current Report on Form 8-K filed with the commission on September
               20, 2000)

     3.2 Certificate of Amendment to the Certificate of Incorporation of MediQuik Services, Inc. (incorporated by reference to exhibit
               3(i)-c to the Company's Current Report on Form 8-K filed with the commission on September 20, 2000)

     3.3       Certificate of Designations (incorporated by reference to exhibit
               3(i)-a to the Company's Current Report on Form 8-K filed with the commission on September 20, 2000)

     3.4 Certificate of Amendment to the Certificate of Incorporation of MediQuik Services, Inc. filed with the Secretary of State of Delaware on June 11, 2002. (incorporated by reference to exhibit
               3.4 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

     3.5 Bylaws of MediQuik Services, Inc. (incorporated by reference to exhibit 2.2 to the Company's Registration on Form 10SB-12 filed with the commission on August 24, 1999)

     4.1 Description of the Company's Common Stock (incorporated by reference to the Description of Securities in the Company's
               Registration on Form 10SB-12 filed with the commission on August
               24, 1999)

     5.1       Opinion of Franklin, Cardwell & Jones regarding the legality of
               Common Stock. (incorporated by reference to exhibit 5.1 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

     9.1       Voting Trust Agreement dated August 29, 2000, between MediQuik
               Services, Inc. and MiraQuest Ventures, LLC (incorporated by reference to exhibit 3(i)-a to the Company's Current Report on Form 8-K filed with the commission on September 20, 2000)

    10.1       Employment Agreement dated August 22, 2000, by and between
               MediQuik Services, Inc. and Robert Teague, MD (incorporated by reference to exhibit (b)(10) to the Company's Quarterly Report on Form 10-QSB filed with the commission on January 4, 2001)

    10.2       Employment Agreement dated August 1, 2000, by and between
               MediQuik Services, Inc. and Grant M. Gables (incorporated by reference to exhibit (b)(10) to the Company's Quarterly Report on Form 10-QSB filed with the commission on January 4, 2001)

    10.3 MediQuik Stock Incentive Plan (incorporated by reference to exhibit 6.1 to the Company's Registration on Form 10SB-12 filed with the commission on August 24, 1999)


EXHIBIT                                 DESCRIPTION
-------                                 -----------


      10.4     Equity Line of Credit Agreement dated May 2, 2002, by and between
               MediQuik Services, Inc. and Cornell Capital Partners, L.P.
               (incorporated by reference to exhibit 10.4 to the Company's
               Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

      10.5     Registration Rights Agreement dated May 2, 2002, by and between
               MediQuik Services, Inc. and Cornell Capital Partners, L.P.
               (incorporated by reference to exhibit 10.5 to the Company's
               Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

      10.6     Letter Agreement for Investment Banking Services dated April 10,
               2002, by and between MediQuik Services, Inc. and Chapman, Spira &
               Carson, L.L.C. (incorporated by reference to exhibit 10.6 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

      10.7     Escrow Agreement dated May 2, 2002, by and between MediQuik
               Services Inc., Cornell Capital partners, L.P., Butler Gonzalez,
               LLP, and First Union National Bank. (incorporated by reference to exhibit 10.7 to the Company's Registration Statement of Form SB-2
               filed with the commission on June 26, 2002)

      10.8     Placement Agent Agreement dated May 2, 2002, by and between
               MediQuik Services, Inc. and Westrock Advisors, Inc. (incorporated by reference to exhibit 10.8 to the Company's Registration
               Statement of Form SB-2 filed with the commission on June 26,
               2002)

      10.9     Payment Agreement dated April 30, 2002, by and between MediQuik
               Services, Inc. and Bayer Corporation. (incorporated by reference to exhibit 10.9 to the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)

     *23.1     Consent of Malone & Bailey, PLLC

      23.2     Consent of Franklin, Cardwell & Jones (included in exhibit 5.1)

      24.1 Power of Attorney (incorporated by reference to the signature page of the Company's Registration Statement of Form SB-2 filed with the commission on June 26, 2002)


* Filed with this Registration Statement.